Exhibit 10.35

Execution Version

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of December 20, 2018 and is entered into by and among Nabriva Therapeutics Public Limited Company, a public limited company incorporated in Ireland under registration number 599588 and having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland (“Parent”), Nabriva Therapeutics Ireland Designated Activity Company, a designated activity company incorporated in Ireland under registration number 612454 and having its registered office at Suite 510, Regus Dublin Airport, Skybridge House, Dublin Airport, Swords, County Dublin, Ireland (“Nabriva Ireland”; together with Parent, individually and collectively, jointly and severally, the “Borrower”), Nabriva Therapeutics GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Republic of Austria, having its seat in Vienna and its registered address at Leberstraße 20, 1110 Vienna, and registered with the companies’ register (Firmenbuch) of the commercial court of Vienna (Handelsgericht Wien) under registration number 269261 y (“Nabriva Austria”), Nabriva Therapeutics US, Inc., a Delaware corporation (“Nabriva US”), Zavante Therapeutics, Inc., a Delaware corporation (“Zavante”), and each of their Subsidiaries from time to time party hereto (together with Nabriva Austria and Nabriva US, collectively referred to as the “Guarantors” and each, a “Guarantor”), Hercules Capital, Inc., a Maryland corporation, as lender and any other banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (together with its successors and assigns, in such capacity, the “Agent”).

RECITALS

A.                                    Borrower has requested Lender to make available to Borrower one or more loans in an aggregate principal amount of up to the Term Commitment (the “Term Loan”); and

B.                                    Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, each Loan Party, Agent and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1                               Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means (i) any agreement to be entered into on or about the date of this Agreement or thereafter by and among the Agent, any Loan Party organized in the United States or a state, district or territory thereof and a third party bank or other institution (including a Securities Intermediary) in which such Loan Party maintains a Deposit Account or an account holding Investment Property and which, together with this Agreement, grants Agent a perfected first priority security interest in the subject account or accounts, (ii) a notice of assignment given in respect of any Deposit Account or Securities Account of any Loan Party incorporated in Ireland, including as provided for in the Irish Security Documents, or (iii) an Austrian law governed bank account pledge agreement entered into by and among the Agent and Nabriva Austria, granting a security interest over any and all accounts held by Nabriva Austria with a bank located in Austria, except Excluded Accounts.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by the applicable Borrower to Agent in substantially the form of Exhibit A.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, or (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Allocable Amount” has the meaning given to it in Section 12.7(b).

“Amortization Date” means July 1, 2020; provided however, if Interest Only Extension Conditions I is satisfied, then January 1, 2021; provided further, if Interest Only Extension Conditions II is satisfied (regardless of the achievement of Interest Only Extension Conditions I), then July 1, 2021; provided further, if Interest Only Extension Conditions III is satisfied, then October 1, 2021; provided further, if Interest Only Extension Conditions IV is satisfied, then January 1, 2022.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other applicable jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Assignee” has the meaning given to it in Section 11.13.

“Austrian Capital Maintenance Rules” has the meaning given to it in Section 12.11.

“Austrian Guarantor” means a Guarantor that is incorporated (or in case of a partnership established) in the Republic of Austria or otherwise subject to mandatory Austrian corporate law (e.g. a company incorporated and registered in a non-EU member state having its actual seat of administration in the Republic of Austria).

“Austrian Security Documents” means the following documents to be entered into on or about the date of this Agreement, each in form and substance reasonably satisfactory to Agent and each as amended, amended and restated, supplemented or otherwise modified from time to time: (i) the Pledge Agreement in relation to 100% of the shares in Nabriva Austria, (ii) the Account Control Agreement in the form of an Austrian law governed bank account pledge agreement in relation to all bank accounts of Nabriva Austria maintained in Austria, except Excluded Accounts, (iii) the IP Security Agreement in relation to Nabriva Austria, excluding FFG Restricted Assets and (iv) the Pledge Agreement in relation to Receivables of Nabriva Austria.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower Products” means all compounds or products currently being developed, manufactured or sold by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries, manufacture, license, or distribute in the future, including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, developed, licensed or distributed by Borrower or any of its Subsidiaries since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California or Dublin, Ireland are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether a Loan Party is the surviving entity; (ii) sale or issuance by any Loan Party of equity securities to investors, none of whom are current investors in such Loan Party (or their Affiliates), which securities represent, as of immediately following the closing (or, if there be more than one, any closing) thereof, fifty percent (50%) or more of the then-outstanding total combined voting power of such Loan Party, or (iii) the Parent ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the property described in Section 3.

“Companies Act” means the Companies Act 2014 of Ireland (as amended).

“Confidential Information” has the meaning given to it in Section 11.12.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness of another Person, including any such obligation guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control” or “control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License” means any written agreement to which a Loan Party is a party, now or hereafter, granting any right to use any Copyright or Copyright registration.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country, supranational or intergovernmental organization (including without limitation the World Intellectual Property Organization or the European Union).

“Corresponding Debt” has the meaning given to it in Section 11.17(e).

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Disclosure Letter” means that certain letter, dated as of the date hereof, delivered by the Loan Parties to Agent.

“Due Diligence Fee” means $50,000, which fee is due to and has been paid to Lender on or prior to the Closing Date, which fee shall be used to pay the Lender’s non-legal transaction costs and due diligence expenses, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway and any other country which may become a member of the European Economic Area or subject to Bail-In Legislation from time to time.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means Accounts receivable arising in the ordinary course of Borrower’s business.  Unless otherwise agreed by Agent, Eligible Accounts shall not include the following:

(a)                                 Accounts that the account debtor has failed to pay in full within 90 days of invoice date;

(b)                                 Accounts owing by an account debtor that does not have its principal place of business in the United States of America;

(c)                                  Accounts arising out of deferred revenue;

(d)                                 Accounts owing by an Affiliate of Borrower;

(e)                                  Accounts (i) upon which Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the account debtor through judicial process; and

(f)                                   Accounts the collection of which Agent determines in its good faith credit judgment to be doubtful.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, securities offered in Permitted Convertible Debt Financing or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning given to it in Section 9.

“Examiner” has the meaning given to that term in Section 509 of the Companies Act.

“Excluded Accounts” means (i) any Deposit Account that is used solely as either an benefits account or a payroll account for the employees of any Loan Party or any of its Subsidiaries (provided that with respect to payroll accounts, the funds in any payroll account shall not exceed the amount to be paid in the ordinary course of business in the then-next payroll cycle); provided that each such accounts are disclosed in writing to Agent on the Closing Date or the next Compliance Certificate required to be delivered pursuant to Section 7.1(d) hereof for any such accounts opened on or after the Closing Date, (ii) Deposit Account number [**] with [**] in an aggregate amount not to exceed $[**] at any time and (iii) accounts pledged to the extent permitted pursuant to clause (xiv) of the definition of Permitted Liens.

“Excluded Collateral” has the meaning given to it in Section 3.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal and Austrian withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender or Agent’s failure to comply with Section 2.9(g), (d) any withholding Taxes imposed under FATCA and (e) any Tax imposed by Ireland where such Tax would not be imposed if on the date on which the payment falls due (i) Lender is not, or has ceased to be, a Qualifying Lender other than as a result of a change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, or any Irish double tax agreement or (ii) the Assignee had complied with its obligations under Section 2.9(g)(i).

“Facility Office” means the office or offices through which the Lender will perform its obligations under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, or any amended or successor version that is substantively comparable and not materially more onerous to comply with, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority whether in the United States or elsewhere.

“FFG” means the Austrian Research Promotion Agency (Österreichischen Forschungsförderungsgesellschaft mbH).

“FFG Agreements” means the following grant agreements (Förderungsverträge) entered into between FFG as grantor and Nabriva Austria as recipient: (a) the agreement dated 22 December 2016 subsidizing the evolution of pleuromutilin antibiotics pursuant to which FFG agreed to make available to Nabriva Austria up to (i) €[**] as grant (Zuschuss) and (ii) €[**] as loan and (b) the agreement dated February 12, 2018, as amended April 9, 2018 subsidizing the evolution of pleuromutilin antibiotics pursuant to which FFG agreed to make available to Nabriva Austria up to (i) €[**] as grant (Zuschuss) and (ii) €[**] as loan.

“FFG Restricted Assets” means (i) Intellectual Property (other than with respect to CONTEPO, lefamulin or any other Borrower Products reflected in any Forecast) for the portfolio of Next Generation Pleuromutilins financed under the FFG Agreements and (ii) any of Nabriva Austria’s rights or claims arising out of or in connection with the FFG Agreements (in each case, other than with respect to CONTEPO, lefamulin or any other Borrower Products reflected in any Forecast).

“Forecast” means the projections for Parent and its consolidated Subsidiaries as delivered and accepted by Agent on November 26, 2018; provided that Parent (i) may from time to time update the Forecast with the written consent of Agent in its reasonable discretion, and (ii) must update the Forecast upon the manufacture, license, or distribution of any Borrower Products other than CONTEPO or lefamulin and such updated Forecast shall be subject to Agent’s approval in its reasonable discretion.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time provided that the parties agree that GAAP as in effect on the date of this Agreement shall be applicable for the interpretation of (a) “capital lease obligations” in the definition of “Indebtedness” and (b) “revenue” for purposes of the definition of “Net Product Revenue”, unless the Agent otherwise agrees in writing in its sole discretion.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state, local, territory, province or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantor” has the meaning given to it in the preamble to this Agreement.

“Guarantor Payment” has the meaning given to it in Section 12.7(a).

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred eighty (180) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and synthetic lease obligations, (d) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments and (e) all Contingent Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Facility Charge” means $700,000.

“Insolvent” means (a) in case of an Austrian Guarantor, without limitation any situation where that Austrian Guarantor is illiquid (zahlungsunfähig) within the meaning of section 66 of the Austrian Insolvency Code (Insolvenzordnung) or, over-indebted (überschuldet) within the meaning of section 67 of the Austrian Insolvency Code (Insolvenzordnung); and (b) in case of Nabriva Ireland or Parent, it is deemed to be unable to pay its debts within the meaning of s. 570 of the Companies Act.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions or compromises or other arrangements generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.  In case of an Austrian Guarantor Insolvency Proceeding includes, without limitation, in particular (i) the opening of insolvency proceedings (Insolvenzverfahren) including restructuring proceedings with or without self-administration (Sanierungsverfahren mit oder ohne Eigenverwaltung) and bankruptcy proceedings (Konkursverfahren) or (ii) the denial of the opening of insolvency proceedings due to lack of assets (Abweisung mangels kostendeckendes Vermögen).

“Insolvency Regulation” means Regulation (EU) No 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings.

“Intellectual Property” means all of each Loan Party’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; service marks, designs, business names, data base rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests whether registered or unregistered; each Loan Party’s applications therefor and reissues, extensions, or renewals thereof; and each Loan Party’s goodwill associated with any of the foregoing, together with each Loan Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Conditions I” means satisfaction of each of the following:  (a) no Event of Default has occurred and is continuing and (b) as of or prior to September 30, 2019, Borrower has achieved Performance Milestone 6.

“Interest Only Extension Conditions II” means satisfaction of each of the following:  (a) no Event of Default has occurred and is continuing and (b) as of or prior to September 30, 2019, the Tranche 2 Advance has been funded in full.

“Interest Only Extension Conditions III” means satisfaction of each of the following:  (a) no Event of Default has occurred and is continuing and (b) as of or prior to December 31, 2020, the Tranche 4 Advance has been funded in full.

“Interest Only Extension Conditions IV” means satisfaction of each of the following:  (a) no Event of Default has occurred and is continuing, (b) the Interest Only Extension Conditions II has been met, and (c) as of or prior to June 30, 2021, the Tranche 5 Advance has been funded in full.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of any material asset or property of another Person.

“IP Security Agreement” means, collectively, each certain Intellectual Property Security Agreement to be executed and delivered by any Loan Party to Agent as of the Closing Date, and any other intellectual property security agreement in favor of Agent, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Irish Security Documents” means the following documents to be entered into on or about the date of this Agreement, each in form and substance reasonably satisfactory to Agent and each as amended, amended and restated, supplemented or otherwise modified from time to time: Irish Law Debenture dated on or about the date of this Agreement and made between (1) Parent and Nabriva Ireland (as chargors) and (2) the Lender (as chargee) (the “Irish Debenture”).

“Joinder Agreements” means for each Subsidiary, a completed and executed (i) Joinder Agreement in substantially the form attached hereto as Exhibit G with respect to Subsidiaries formed or organized under the laws of the United States of America or any state, commonwealth or territory thereof, or (ii) joinder documentation in form and substance reasonably satisfactory to Agent joining such Subsidiary as a party under the Irish Security Documents, Austrian Security Documents or similar security documents under the relevant jurisdictions, as applicable, with respect to Subsidiaries formed, incorporated or organized outside of the United States, Ireland or Austria.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Liquidity” means the sum of (a) Unrestricted Cash plus (b) an amount equal to 80% of Eligible Accounts.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the Disclosure Letter, the Account Control Agreements, each IP Security Agreement, the Joinder Agreements, all UCC Financing Statements, the Pledge Agreement, the Irish Security Documents, the Austrian Security Documents, each Process Letter and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means each Borrower and each Guarantor.

“Material Adverse Effect” means an occurrence that has a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of any Loan Party and its Subsidiaries taken as a whole; or (ii) the ability of any Loan Party to perform when due the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Maximum Term Loan Amount” means Seventy Million and No/100 Dollars ($70,000,000); provided that if Tranche 7 is fully available pursuant to the terms herein, then Seventy-Five Million and No/100 Dollars ($75,000,000).

“NDA” means a new drug application in the United States for authorization to market a product, as defined in the applicable laws and regulations and submitted to the FDA.

“Net Financing Proceeds” means unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds from bona fide equity financings and/or upfront proceeds from business development, corporate collaborations or similar arrangements, in each case on terms and conditions and with counterparties satisfactory to Agent and received in an account subject to an Account Control Agreement.  For the avoidance of doubt, the requirements of Section 7.21 of this Agreement (financial covenants) shall not operate as a restriction for the purposes the definition of “Net Financing Proceeds.”

“Net Product Revenue” means for any period of measurement, the aggregate net revenue of Parent or any of its Subsidiaries from worldwide commercial sales of CONTEPO, lefamulin or other Borrower Products (including royalty revenue from the sale of such products in geographies in which such products have been outlicensed) reflected in the Forecast, in each case, on a consolidated basis as determined in accordance with GAAP for such period.  “Net Product Revenue” does not include upfront business development proceeds and business development milestones.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between Hercules Capital, Inc. and Nabriva Therapeutics Public Limited Company dated as of August 24, 2018.

“Note(s)” means a Term Note.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such

Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means (i) all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, including Austrian stamp duty (Rechtgeschäftsgebühr), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment and (ii) any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) imposed by a change in law on a Lender’s or Agent’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto that result to increase the cost to such Lender or Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or Agent.

“Parallel Debt” has the meaning given to it in Section 11.17(e).

“Patent License” means any written agreement to which a Loan Party is a party, now or hereafter, granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending.

“Patents” means all letters patent or utility model of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent or utility model of, or rights corresponding thereto, in the United States of America or any other country or any supranational or intergovernmental organization (including without limitation the World Intellectual Property Organization or the European Patent Organization).

“Performance Covenant Trigger Date” means the date that is the later of the dates described in clauses (a) and (b) (both of which must occur in order for the Performance Covenant Trigger Date to occur): (a) the earliest Advance Date of a Tranche 2 Advance, a Tranche 3 Advance, a Tranche 4 Advance, Tranche 5 Advance, or a Tranche 6 Advance and (b) the date that is six (6) months following the earliest of the (i) achievement of Performance Milestone 1 and (ii) achievement of Performance Milestone 2.

“Performance Milestone 1” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing and (b) Borrower or any other Loan Party shall have received the approval from the FDA of the NDA for lefamulin for the treatment of community-acquired bacterial pneumonia, with a label generally consistent with the target label included in Borrower’s NDA filing.

“Performance Milestone 2” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing and (b) Borrower or any other Loan Party shall have received the approval from the FDA of the NDA for CONTEPO for the treatment of complicated urinary tract infections, with a label generally consistent with the target label included in Borrower’s NDA filing.

“Performance Milestone 3” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing, (b) achievement of Performance Milestone 1, (c) achievement of Performance Milestone 2, and (d) Borrower shall have recognized no less than $[**] in trailing six month Net Product Revenue from commercial sales of CONTEPO and lefamulin as of the last day of any month on or prior to December 2020.

“Performance Milestone 4” means satisfaction of each of the following events:  (a) no Event of Default shall have occurred and be continuing, (b) achievement of Performance Milestone 1, (c) achievement of Performance Milestone 2 and (d) Borrower shall have recognized no less than $[**] in trailing six month Net Product Revenue from commercial sales of CONTEPO and lefamulin as of the last day of any month as of or prior to June 2021.

“Performance Milestone 5” means satisfaction of each of the following events:  (a) no Event of Default shall have occurred and be continuing, (b) achievement of Performance Milestone 1, (c) achievement of Performance Milestone 2 and (d) Borrower shall have recognized no less than $[**] in trailing six month Net Product Revenue from commercial sales of CONTEPO and lefamulin as of the last day of any month as of or prior to September 2021.

“Performance Milestone 6” means receipt by Borrower after November 1, 2018 and on or before [**], of at least [**] Dollars ($[**]) of Net Financing Proceeds.

“Permitted Acquisition” shall mean any acquisition (including by way of merger) by any Loan Party of all or substantially all of the assets of another Person or of a division or line of business of another Person, in each case located entirely within the United States of America, or capital stock of another Person which is conducted in accordance with the following requirements:

(a)                                 such acquisition is of a business or Person engaged in a line of business related to that of the Loan Parties or their Subsidiaries;

(b)                                 if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of a Loan Party or its Subsidiary and such Loan Party shall comply, or cause such Subsidiary to comply, with 7.13 hereof or (ii) such Person shall be merged with and into a Loan Party (with such Loan Party being the surviving entity);

(c)                                  if such acquisition is structured as the acquisition of assets, such assets shall be acquired by a Loan Party and shall be free and clear of Liens other than Permitted Liens;

(d)                                 the Loan Party shall have delivered to Lender not less than fifteen (15) nor more than forty five (45) days prior to the date of such acquisition, notice of such acquisition together with pro forma projected financial information, copies of all material documents relating to such acquisition, and historical financial statements for such acquired entity, division or line of business, and demonstrating compliance with the covenants set forth in Section 7.21(a) hereof and (to the extent the Performance Covenant Trigger Date has occurred) 7.21(b) hereof on a pro forma basis as if the acquisition occurred on the first day of the most recent measurement period;

(e)                                  both immediately before and after such acquisition no Event of Default shall have occurred and be continuing; and

(f)                                   the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by any Loan Party with respect thereto, including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than $1,000,000 for all such acquisitions during the term of this Agreement.

“Permitted Convertible Debt Financing” means issuance by Parent of unsecured convertible or exchangeable notes in an aggregate principal amount of not more than One Hundred Fifty Million Dollars ($150,000,000); provided that such notes shall (a) be unsecured and not be guaranteed by any Subsidiary that does not guarantee this Agreement, (b) does not (i) provide for any scheduled payment or mandatory prepayment of principal earlier than one hundred eighty-one (181) days after the Term Loan Maturity Date or (ii) have a scheduled maturity date or any mandatory prepayments or redemptions of principal (other than customary change of control or fundamental change repurchase obligations and cash payments in lieu of fractional shares upon the conversion or exchange thereof) at the option of the holder thereof, in each case earlier than one hundred eighty-one (181) days after the Term Loan Maturity Date, (c) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes, (d) specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (c) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms and (e) be convertible or exchangeable for ordinary shares of Parent at the option of Parent.

“Permitted Indebtedness” means: (i) Indebtedness of any Loan Party in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A of the Disclosure Letter; (iii) Indebtedness of up to $[**] outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens”, provided such Indebtedness does not exceed the lesser of cost or fair market value of the Equipment financed with such Indebtedness;  (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit, banker acceptances or bank guarantees that are unsecured or are secured by Cash and issued on behalf of any Loan Party or its Subsidiary thereof in an amount not to exceed $[**] at any time outstanding, (viii) other unsecured (or secured solely by specific assets of any Loan Party) Indebtedness in an amount not to exceed $[**] at any time outstanding, (ix) intercompany Indebtedness as long as one of the following is satisfied: (A) the Indebtedness is among the Loan Parties, (B) (I) the Indebtedness is of any Subsidiary to a Loan Party in the maximum principal amount outstanding not to exceed $[**], or (II) the Indebtedness is of any Loan Party to any Subsidiary, and such Indebtedness constitutes Subordinated Indebtedness subject to a subordination agreement in form and substance satisfactory to Agent and otherwise qualifies as a Permitted Investment, or (C) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Subsidiary that has executed a Joinder Agreement; (x) guarantees of any items of Permitted Indebtedness; (xi) Permitted Convertible Debt Financing, (xii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon any Loan Party or its Subsidiary, as the case may be; (xiii) Indebtedness under the Zuperbug Merger Agreement; and (xiv) Indebtedness incurred under the FFG Agreements as in effect as of the Closing Date not to exceed €[**]; and (xv) Indebtedness consisting of compensation owed to employees in the ordinary course of business not to exceed $[**] in any fiscal year.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B of the Disclosure Letter; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and at the time of the Investment by any Loan Party or the applicable Subsidiary having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (d) money market accounts, and (e) corporate debt obligations maturing no more than 12 months from the date of acquisition thereof and at the time of investment having a rating of at least A3 or A- from either Standard & Poor’s or Moody’s Investor Service; (iii) repurchases of stock from former employees, directors, or consultants of any Loan Party under agreements approved by such Loan Party’s board of directors (or applicable governing body) in an aggregate amount not to exceed $[**] in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers, and Investments permitted pursuant to Section 7.7 hereof; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Loan Parties’ business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of any Loan Party in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of any Loan Party pursuant to employee stock purchase plans or other similar agreements approved by such Loan Party’s board of directors (or applicable governing body); (viii) Investments consisting of travel advances, reimbursement of moving expenses, commuter and travel expenses, and tax gross up payments to employees or consultants relating to income received by such employees or consultants in connection with the same, in an aggregate amount not to exceed $[**] per fiscal year; (ix) Investments in existing or newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement and execute such other documents as shall be reasonably requested by Lender; (x) Investments in Affiliates formed, incorporated or organized outside of the United States approved in advance by the Required Lenders; (xi) licenses, joint ventures or strategic alliances and similar arrangements in the ordinary course of the Loan Parties’ business consisting of licenses permitted hereunder or the providing of technical support, provided that any cash Investments by any Loan Party in another Person (other than another Loan Party or a Subsidiary that has entered into a Joinder Agreement pursuant to the terms hereof) do not exceed $[**] in the aggregate in any fiscal year; (xii) Permitted Indebtedness that constitutes Investments; (xiii) Investments in Permitted Acquisitions; (xiv) additional Investments that do not exceed $[**] in the aggregate per fiscal year; (xv) Investments consistent with the Parent’s investment policy as delivered to Agent in connection with the closing; (xvi) Investments by Loan Parties in Loan Parties (other than Nabriva Austria), (xvii) Investments by Loan Parties in Nabriva Austria, so long as (a) the Loan Parties are in compliance with Section 7.21(a) immediately before and after giving effect to such Investment and (b) no Event of Default has occurred and is continuing and (xviii) the [**].

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C of the Disclosure Letter; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Loan Parties maintain adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of the Loan Parties’ business and imposed without action of such parties; provided, that the payment of such claims is not yet overdue; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment, software, other Intellectual Property in connection with such Equipment or other capital assets constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;  (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due or being contested in good faith by appropriate proceedings; provided, that the Loan Parties maintain adequate reserves therefor in accordance with GAAP; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory, common law and contractual rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness, (B) Liens on Cash securing credit card obligations permitted under clause (iv) of the definition of Permitted

Indebtedness and (C) security deposits in connection with real property leases, the combination of (A), (B) and (C) in an aggregate amount not to exceed $[**] at any time; and (xv) precautionary filings in connection with operating leases in the Equipment that is the subject of such leases; (xvi) contractual liens in connection with Permitted Transfers; and (xvii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) transfers among Loan Parties, (iii) transfers in connection with the Sinovant License Agreement entered into in March 2018 between Sinovant Sciences Ltd., Nabriva Ireland and Nabriva Therapeutics GmbH, (iv) non-exclusive licenses and similar arrangements for the use of Intellectual Property or Borrower Products in the ordinary course of business or in connection with business development transactions and exclusive licenses for the use of the Intellectual Property or the use or transfer of Borrower Products of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business or in connection with business development transactions, provided, that, with respect to each such license described in this clause (iv), the license (A) constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment by any Loan Party of any Intellectual Property and do not restrict the ability of any Loan Party or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on any Intellectual Property, and (B) is limited in territory with respect to a specific geographic country or region outside of the United States (e.g. Japan, Europe, China), (v) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (vi) Permitted Investments to the extent constituting transfers of property, (vii) Permitted Liens to the extent constituting transfers of property, (viii) the [**], and  (ix) other transfers of assets having a fair market value of not more than $[**] in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means the Pledge Agreement to be entered into on or about the date of this Agreement between any Loan Party and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent acting in good faith and in a commercially reasonable manner) or any similar release by the

Federal Reserve Board (as determined by the Agent acting in good faith and in a commercially reasonable manner).

“Process Letter” means each of that certain letter agreement whereby Parent and each Subsidiary that is formed, incorporated or organized outside of the United States appoint CT Corporation System, or other agent reasonably acceptable to Agent, as its agent for the purpose of accepting service of any process under this Agreement.

“Publicity Materials” has the meaning given to it in Section 11.18.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is:

(a)         a bank within the meaning of section 246 of the TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the TCA and whose Facility Office is located in Ireland; or

(b)         a body corporate:

(i)          which, by virtue of the law of a Relevant Territory is resident in the Relevant Territory for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or

(ii)        which is a U.S. company which is incorporated in the United States and is taxed in the United States on its worldwide income; or

(iii)    which is a U.S. limited liability company where:

(A)  the ultimate recipients of the interest would themselves be Qualifying Lenders under (i), (ii) or (iv) of this Section (b); and

(B)  business is conducted through the such U.S. limited liability company for market reasons and not for tax avoidance purposes; or

(iv)      in receipt of interest in respect of an advance under this Agreement which:

(A)  is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

(B)  would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, assuming that treaty had the force of law on that date, provided that, in each case (i) to (iv) above, such body corporate does not provide its commitment through a branch or agency in Ireland; or

(c)          a body corporate which advances money in the ordinary course of a trade which includes the lending of money where the interest payable on monies so advanced is taken into account in computing the trading income of such body corporate and such body corporate has complied with the notification requirements under section 246(5)(a) of the TCA and whose Facility Office is located in Ireland; or

(d)         a qualifying company within the meaning of section 110 of the TCA and whose Facility Office is located in Ireland; or

(e)          an investment undertaking within the meaning of section 739B of the TCA and whose Facility Office is located in Ireland; or

(f)           an exempt approved scheme within the meaning of section 774 of the TCA and whose Facility Office is located in Ireland; or

(g)          a Treaty Lender.

“Receivables” means all of the Loan Parties’ Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights.

“Relevant Territory” means:

(a)         a member state of the European Communities (other than Ireland); or

(b)         to the extent not a member state of the European Communities, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in section 826(1) of the TCA.

“Required Lenders” means at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means the Loan Parties’ obligations and liabilities under or in connection with this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions reasonably satisfactory to Agent and subject to a “deep” subordination agreement in form and substance satisfactory to Agent.

“Subsequent Financing” means any Parent financing which becomes effective after the Closing Date and before all amounts outstanding under this Agreement and the other Loan Documents are repaid, in a single transaction or series of related transactions not registered under the Securities Act of 1933, as amended, of shares of its preferred stock, common stock or other equity security, or of any instrument exercisable for or convertible into or otherwise representing the right to acquire shares of Borrower preferred stock, common stock or other equity security, to one or more investors for cash for financing purposes (including, without limitation, any so-called PIPE transaction).

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Loan Party owns or controls more than 50% of the outstanding voting securities, including each entity listed on Schedule 1 of the Disclosure Letter.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, stamp-duty (Rechtsgeschäftsgebühren) or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Term Commitment” means as to Lender, the obligation of Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite Lender’s name on Schedule 1.1.

“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance, Tranche 5 Advance, Tranche 6 Advance, Tranche 7 Advance and any other Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 9.80% plus the Prime Rate minus 5.50% or (ii) 9.80%., in each case per annum.

“Term Loan Maturity Date” means June 1, 2023.

“Term Note” means a promissory note in substantially the form of Exhibit B.

“Trademark License” means any written agreement to which any Loan Party is a party, now or hereafter, granting any right to use any Trademark or Trademark registration.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country, supranational or intergovernmental organization or any political subdivision thereof (including without limitation the World Intellectual Property Organization or the European Union Intellectual Property Office).

“Treaty Lender” means a Lender, other than a Lender falling within Section (b) of the definition of Qualifying Lender set out above, which, on the date any relevant payment is made:

(a)         is entitled under a double taxation treaty entered into by Ireland which has the force of law on that date (subject to the completion of any procedural formalities) to that payment without any deduction of Tax; and

(b)         where such procedural formalities include obtaining an authorization from the Revenue Commissioners of Ireland to enable any payment to be made without Irish Tax being withheld, such an authorization has been obtained and provided to the Borrower prior to any interest payment date.

“Tranche 1 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 2 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 3 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 4 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 5 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 6 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 7 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 7 Facility Charge” means one percent (1%) of the Tranche 7 Advance.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unrestricted Cash” means Cash held by the Loan Parties in account(s) subject to an Account Control Agreement in favor of Agent.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“[**]” means [**].

“Withholding Agent” means any Loan Party and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zuperbug Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 23, 2018 without giving any effects to any amendments, restatements or modifications after the Closing Date unless consented to in writing by Agent in its sole discretion, among Parent, Zuperbug Merger Sub I Inc., Zuperbug Merger Sub II, Inc., Zavante Therapeutics Inc., and Cam Gallagher.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement or the Disclosure Letter, as applicable.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.  Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.  Where any reference is made to any amount expressed in US Dollar it shall also cover its equivalent in another currency or currencies.

In this Agreement, where it relates to an asset or right that is located in Austria or an Austrian Guarantor, a reference to (i) a liquidator includes a Liquidator within the meaning of the Austrian Act on Limited Liability Companies (GmbH-Gesetz, GmbHG) or the Austrian Act on Joint Stock Companies (Aktiengesetz - AktG), (ii) a receiver, administrator, administrative receiver or compulsory manger includes, without limitation, any Insolvenzverwalter within the meaning of the Austrian Insolvency Code (Insolvenzordnung), (iii) a winding-up, dissolution or the like includes, without limitation, a Liquidation within the meaning of the GmbHG (iv) gross negligence means grobe Fahrlässigkeit, and (v) a lien, security or security interest includes any Hypothek, Pfandrecht, Sicherungszession, Sicherungsübereignung, Eigentumsvorbehalt, Finanzsicherheit or any other in rem right (sonstiges dingliches Recht).  This Agreement is made in the English language.  However, where a German translation of a word or phrase appears in the text of this Agreement, the relevant translation of such word or phrase shall prevail.

SECTION 2.  THE LOAN

2.1                               [Reserved].

2.2                               Term Loan.

(a)                                 Advances.  Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of $25,000,000 on the Closing Date (the “Tranche 1 Advance”).  Subject to the terms and conditions of this Agreement, beginning on the date Borrower achieves Performance Milestone 1 and continuing through September 30, 2019, Borrower may request and Lender shall make an additional Term Loan Advance in a principal amount of $10,000,000 (the “Tranche 2 Advance”).  Subject to the terms and conditions of this Agreement, beginning on the date Borrower achieves Performance Milestone 2 and continuing through September 30, 2019, Borrower may request and Lender shall make an additional Term Loan Advance in an aggregate principal amount of $5,000,000 (the “Tranche 3 Advance”).  Subject to the terms and conditions of this Agreement, beginning on the later of January 1, 2020 and the date Borrower achieves Performance Milestone 3 and continuing through December 31, 2020, Borrower may request and Lender shall make an additional Term Loan Advance in a principal amount of $10,000,000 (the “Tranche 4 Advance”).  Subject to the terms and conditions of this Agreement, beginning on the later of July 1, 2020 and the date Borrower achieves Performance Milestone 4 and continuing through June 30, 2021, Borrower may request and Lender shall make an additional Term Loan Advance in a principal amount of $15,000,000 (the “Tranche 5 Advance”).  Subject to the terms and conditions of this Agreement, beginning on the later of January 1, 2021 and the date Borrower achieves Performance Milestone 5 and continuing through September 30, 2021, Borrower may request and Lender shall make an additional Term Loan Advance in a principal amount of $5,000,000 (the “Tranche 6 Advance”).  Subject to the terms and conditions of this Agreement and conditioned on approval by Lender’s investment committee in its sole discretion, beginning on the date determined by Lender’s investment committee and continuing through December 31, 2021, Borrower may request an additional Term Loan Advance in an aggregate principal amount of $5,000,000 (the “Tranche 7 Advance”).  The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.  For the avoidance of doubt, each Advance will be available on the terms stated herein, without regard to the drawdown of any of the Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance, Tranche 5 Advance and Tranche 6 Advance.

(b)                                 Advance Request.  To obtain a Term Loan Advance, Parent shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date other than the Closing Date, which shall be at least one (1) Business Day) to Agent.  Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied or waived by Agent in writing as of the requested Advance Date.

(c)                                  Interest.  The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)                                 Payment.  Borrower will pay interest in arrears on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date.  Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid.  The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date.  Subject to Section 2.9(b), Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Borrower shall wire in immediately available funds in US dollars to Agent or Lender, as applicable as specified in writing by Agent, and in each case (i) on each payment date, all periodic obligations payable to Lender under each Term Loan Advance and (ii) documented out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement; provided that Borrower shall pay to Lender such amount in full in immediately available funds within ten (10) Business Days of Agent or Lender furnishing Borrower an invoice of such out-of-pocket legal fees and costs incurred by Agent or Lender.

2.3                               Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal amount of the Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4                               Default Interest.  In the event any payment is not paid on the scheduled payment date (other than due to ACH failure), an amount equal to four percent (4%) of the past due amount shall be payable on demand.  In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c) plus four percent (4%) per annum.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5                               Prepayment.  At its option upon at least five (5) Business Days prior written notice to Agent, Borrower may prepay all or any portion greater than or equal to Five Million Dollars ($5,000,000) of the outstanding Advances by paying the entire principal balance (or portion thereof), all accrued and unpaid interest with respect to the principal balance being prepaid, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.0%; after twelve (12) months but prior to twenty four (24) months, 2.0%; and thereafter, 1.0% (each, a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control.  Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent, Lender or any of their respective Affiliates (in its sole discretion) agree in writing to refinance the Advances on or prior to the Term Loan Maturity Date.

2.6                               End of Term Charge.  On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays all or any portion of the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge equal to 6.95% of the aggregate principal amount of all Advances; provided that the pro rata portion of such charge shall be due and payable with respect to the amount of any partial prepayments made pursuant to the terms of Section 2.5.  Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7                               Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13)

(promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.8                               Pro Rata Treatment.  Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

2.9                               Taxes.

(a)                                 Defined Terms.  For purposes of this Section 2.9, the term “applicable law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender or Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Lender or Agent, as applicable, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Agent, as applicable, or required to be withheld or deducted from a payment to such Lender or Agent, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lender.  Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.  Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.9, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g)                                  Status of Lender.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.9(g)(ii), (iii) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)                              Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(v)                                 Without limiting the generality of Section 2.9(g)(i), following a request from a Borrower, each Lender shall as soon as reasonably practicable provide such information to the Borrower as may be required for the Borrower to comply with its obligations under sections 891A, 891E, 891F and 891G of the TCA (and any regulations made pursuant to those sections).

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 2.9 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)                                    Each Lender by executing this Agreement on the date hereof represents and warrants that it is a Qualifying Lender (other than solely by virtue of being a Treaty Lender) as at the date of this Agreement.

(k)                                 Each Lender shall promptly notify the Borrower in writing if it becomes aware that there has been a change in its status as a Qualifying Lender since the date such Lender became a party to this Agreement.

SECTION 3.  SECURITY INTEREST

3.1                                                                   As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Loan Party grants to Agent, in addition to and not as replacement of any security interest granted under any other Loan Document, a security interest in all of such Loan Party’s right, title, and interest in and to the following personal property and other assets including without limitation the following (except as set forth herein) wherever located whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Documents (i) Cash; (j) Goods; (k) all commercial tort claims and (l) all other tangible and intangible personal property of such Loan Party whether now or hereafter owned or existing, or acquired by, such Loan Party and wherever located, and any of such Loan Party’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2                               Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (collectively, the “Excluded Collateral”): (i) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, (ii) any interest of any Loan Party as a lessee under an Equipment lease or other capital assets constituting purchase money Liens to the extent permitted pursuant to clause (vii) of the definition of Permitted Liens if such Loan Party is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination or cessation of such prohibition, such interest shall immediately become Collateral without any action by any Loan Party, Agent or Lenders, (iii) Excluded Accounts or (iv) any FFG Restricted Assets.

SECTION 4.  CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by the Loan Parties of the following conditions:

4.1                                     Initial Advance.  On or prior to the Closing Date, the Loan Parties shall have delivered to Agent the following:

(a)                                 executed copies of the Loan Documents, Account Control Agreements, a legal opinion of the Loan Parties’ Irish counsel with respect to authority and capacity, a legal opinion of the Loan Parties’ Austrian counsel, a legal opinion of the Loan Parties’ United States counsel, all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)                                 certified copy of resolutions of each Loan Party’s respective board of directors (or applicable governing body) and in case of an Austrian Guarantor a copy of a resolution of the shareholder(s) (Gesellschafter) evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(c)                                  certified copies of the constitutional documents and the bylaws (if any), as amended through the Closing Date, of each Loan Party;

(d)                                 a corporate certificate signed by a director of the Parent and Nabriva Ireland and Nabriva Austria, addressed to the Lender and the Lender’s Austrian and Irish Counsel, attesting to certain facts including that the borrowing or guaranteeing or securing, as appropriate, will not cause any borrowing, guarantee, security or similar limit binding on either the Parent or Nabriva Ireland or Nabriva Austria to be exceeded;

(e)                                  a certificate of good standing for each Loan Party (other than an Austrian Guarantor, Parent or Nabriva Ireland) from its jurisdiction of incorporation or formation, as applicable, and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect and, in the case of Parent or Nabriva Ireland, a letter of status issued by the Companies Registration Office and in the case of Nabriva Austria, a register excerpt (Firmenbuchauszug) from the Austrian companies register;

(f)                                   a search at the Companies Registration Office and High Court Central Office in Dublin, Ireland and all other appropriate registries or public offices revealing no adverse entries against the Parent or Nabriva Ireland or, in the event that acts appear, accompanied by explanations satisfactory to Lender;

(g)                                  payment of the Due Diligence Fee and the Initial Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted (if not already paid by Borrower) from the initial Advance;

(h)                                 all certificates of insurance and copies of each insurance policy required hereunder; and

(i)                                     such other documents as Agent may reasonably request.

4.2                               All Advances.  On each Advance Date:

(a)                                 Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), as applicable, duly executed by Nabriva Ireland’s or Parent’s Chief Executive Officer or Chief Financial Officer, as applicable, and (ii) any other documents Agent may reasonably request to demonstrate satisfaction of any applicable performance milestone.

(b)                                 With respect to the Tranche 7 Advance, Agent shall have received payment of the Tranche 7 Facility Charge for such Advance.

(c)                                  The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)                                 [Reserved].

(e)                                  Immediately after and before such Advance no Event of Default or event that with the passage of time could result in an Event of Default shall have occurred and be continuing.

(f)                                   Each Advance Request shall be deemed to constitute a representation and warranty by Nabriva Ireland or Parent, as applicable, on the relevant Advance Date as to the matters specified in paragraphs (c) and (e) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3                               No Default.  As of the Closing Date and each Advance Date, as applicable, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants that:

5.1                               Corporate Status.  Each Loan Party (other than Nabriva Ireland or Parent) is duly organized, legally existing and in good standing under the laws of (a) Austria (with respect to Nabriva Austria), or (b) the State of Delaware (with respect to Nabriva US and Zavante) and with respect to Nabriva Ireland and Parent, is duly incorporated and validly existing under the laws of Ireland.  Where relevant, each Loan Party is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect.  Each Loan Party’s present name, former names (if any), place of formation, jurisdiction of incorporation, tax identification number, organizational identification or registration number and other information are correctly set forth in Exhibit C of the Disclosure Letter, as may be updated by the Loan Parties in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2                               Collateral.  Each Loan Party owns the Collateral owned by it and owns or has the right to use its Intellectual Property, free of all Liens, except for Permitted Liens.  Each Loan Party has the power and authority to grant to Agent a Lien in the applicable Collateral owned by it as security for the Secured Obligations.

5.3                               Consents.  The Loan Parties’ execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of the applicable Loan Parties, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of the applicable Loan Party’s Certificate or Articles of Incorporation (as applicable), bylaws, or any material law, regulation, order, injunction, judgment, decree or writ to which any Loan Party is subject and (iv) except as described on Schedule 5.3 of the Disclosure Letter, do not violate any contract or agreement binding on a Loan Party or require the consent or approval of any other Person which has not already been obtained.  The individual or individuals executing the Loan Documents on behalf of each Loan Party are duly authorized to do so.

5.4                               Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5                               Actions Before Governmental Authorities.  Except as described on Schedule 5.5 of the Disclosure Letter, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6                               Laws.  No Loan Party nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  No Loan Party is in default under any provision of any agreement or instrument evidencing Indebtedness, or any other agreement to which it is a party or by which it is bound, which default would constitute an Event of Default or reasonably be expected to have a Material Adverse Effect.

No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  No Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Each Loan Party and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  No Loan Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  No Loan Parties’ nor any of its Subsidiaries’ properties or assets has been used by such Loan Party or such Subsidiary or, to such Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with applicable laws.  Each Loan Party and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

No Loan Party nor any of its Subsidiaries is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  No Loan Party nor any of its Subsidiaries, or to the knowledge of any Loan Party, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.  None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7                               Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of any Loan Party to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken together with all such other reports, statements or other documents or writings, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not materially misleading at the time such statement was made or deemed made (it being recognized by Agent and the Lender that the projections and forecasts provided by the Loan Parties, in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts, may differ from the projected or forecasted results).  Additionally, any and all financial or business projections provided by the Loan Parties to Agent, are at the time delivered (i) provided in good faith and based on the most current data and information available to the Loan Parties, and (ii) the most current of such projections provided to any Loan Party’s board of directors (or applicable governing body) (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of such Loan Party, that no assurance is given that any particular projections will be realized, that actual results may differ).

5.8                               Tax Matters.  Except as described on Schedule 5.8 of the Disclosure Letter and except those being contested in good faith with adequate reserves under GAAP, (a) each Loan Party has filed all income and other material tax returns that it is required to file, (b) each Loan Party has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) each Loan Party has paid or reserved for in accordance with GAAP any tax assessment received by such Loan Party for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9                               Intellectual Property Claims.  Except for Permitted Liens, the Loan Parties are the sole owner of, or otherwise have the right to use, the Intellectual Property owned by the Loan Parties and material to the Loan Parties’ business.  Except as described on Schedule 5.9 of the Disclosure Letter, (i) to the Loan Parties’ knowledge, each of the material Copyrights, Trademarks and issued Patents is valid and enforceable, (ii) no material part of the Intellectual Property owned by the Loan Parties have been judged by a decision of a court of competent jurisdiction, invalid or unenforceable, in whole or in part, and (iii) no claim has been made to any Loan Party in writing that any material Intellectual Property of the Loan Parties violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect.  Exhibit D of the Disclosure Letter contains a true, correct and complete list of each of the Loan Party’s Patents, registered Trademarks, registered Copyrights, if any, together with application or registration numbers, as applicable, owned by such Loan Party or any Subsidiary, and material agreements under which such Loan Party licenses Intellectual Property from third parties (other than shrink-wrap software licenses), in each case as of the Closing Date. The Loan Parties are not in breach of, nor have the Loan Parties failed to perform any obligations under, any of the foregoing contracts, licenses or agreements and, to the Loan Parties’ knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform any obligations thereunder, in each case, except where such breach or failure to perform would not reasonably be expected to have a Material Adverse Effect.

5.10                        Intellectual Property.  Except as described on Schedule 5.10 of the Disclosure Letter, the Loan Parties have all material rights with respect to Intellectual Property necessary or material in the operation or conduct of the Loan Parties’ business.  Without limiting the generality of the foregoing, and in the case of Licenses, except (w) for restrictions that are unenforceable under Division 9 of the UCC, (x) as provided in clauses (iii) and (iv) of the definition of Permitted Transfers, (y) FFG Restricted Assets and (z) as provided in Schedule 5.10 of the Disclosure Letter, the Loan Parties have the right, to the extent required to operate the Loan Parties’ business, to freely transfer, license or assign the Loan Parties’ owned Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and to the extent applicable, the Loan Parties own or have the right to use, pursuant to valid licenses, all material software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.  For the avoidance of doubt, shrink-wrap licenses, click on license agreements, equipment leases where any Loan Party is the licensee or lessee, open source code and other licenses available to the public without customization shall not be considered a material License.  Subject to Section 7.23(d), all utilized Intellectual Property of Nabriva Austria is registered in the current legal name of Nabriva Austria as the owner of such Intellectual Property in the registry in the United States, Ireland and Austria.

5.11                        Borrower Products.  Except as described on Schedule 5.11 of the Disclosure Letter, no material Intellectual Property owned by any Loan Party or Borrower Product has been or is subject to any actual or, to the knowledge of any Loan Party, threatened (in writing) litigation, inter-party proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material respect the Loan Parties’ use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof.  To the Loan Parties’ knowledge there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Loan Party to grant licenses or ownership interest in any future material Intellectual Property related to the operation or conduct of the business of the Loan Parties or Borrower Products.  The Loan Parties have not received any written notice or claim, or, to the knowledge of the Loan Parties, oral notice or claim, challenging the Loan Parties’ ownership in or right to use any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party (other than the licensor to or co-owner with any Loan Party) has any claim of legal or beneficial ownership with respect thereto.  To the Loan Parties’ knowledge, neither the Loan Parties’ use of its material Intellectual Property nor the production and sale of Borrower Products infringes in any material respect the Intellectual Property or other rights of others.

5.12                        Financial Accounts.  Exhibit E of the Disclosure Letter, as may be updated by the Loan Parties in a written notice or Compliance Certificate provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Loan Party or any Subsidiary maintains Deposit Accounts and (b) all institutions at which the Loan Parties and their Subsidiaries maintain accounts holding Investment Property, and such exhibit correctly identifies in all non-ministerial respects, the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13                        Employee Loans.  Except as permitted in clause (viii) of Permitted Investments, no Loan Party has outstanding loans to any employee, officer or director of any Loan Party nor has any Loan Party guaranteed the payment of any loan made to an employee, officer or director of any Loan Party by a third party.

5.14                        Capitalization and Subsidiaries.  Parent’s capitalization as of the Closing Date is set forth on Schedule 5.14 of the Disclosure Letter.  The Loan Parties do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14 of the Disclosure Letter, as may be updated by

Parent in a written notice provided after the Closing Date, is a true, correct and complete list of each direct and indirect Subsidiary of Parent.

5.15                        No conflict with other obligations of Austrian Guarantor: Each Austrian Guarantor (a) has performed its own independent investigation into the financial and commercial standing, creditworthiness, and legal status of the other Guarantors and has not relied on any information from the Agent or the Lender(s) in this respect and (b) any and all transactions entered into by that Austrian Guarantor in connection with the Loan Documents have been thoroughly considered by the managing directors (Geschäftsführer or Vorstände) of that Austrian Guarantor as regards the potential corporate benefits of such transactions for such Austrian Guarantor and on such basis have been determined to be in the best interest of such Austrian Guarantor.

5.16                        FFG Agreements.

(a)                                 No FFG Agreement is secured by any property (including Intellectual Property) of any Loan Party.

(b)                                 FFG does not have any right, title, or security interest in any property (including Intellectual Property) of any Loan Party.

(c)                                  The execution, delivery and performance of this Agreement and any other Loan Document (including the Austrian Security Documents) (i) does not violate or conflict with any terms contained in any FFG Agreement and (ii) does not entitle FFG to accelerate any loans or other amounts due under any FFG Agreement.

(d)                                 No Intellectual Property relating to CONTEPO, lefamulin or any other Borrower Products reflected in any Forecast is included in the portfolio of Next Generation Pleuromutilins financed under any FFG Agreement.

(e)                                  None of Nabriva Austria’s or FFG’s rights or claims arising out of or in connection with the FFG Agreements relate to CONTEPO, lefamulin or any other Borrower Products reflected in any Forecast.

(f)                                   The aggregate amount of all of Nabriva Austria’s rights and claims arising out of or in connection with the FFG Agreements does not exceed €[**].

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1                               Coverage.  The Loan Parties shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in the Loan Parties’ line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. The Loan Parties must maintain a minimum of $[**] of commercial general liability insurance (primary and excess liability) for each occurrence.  The Loan Parties have and agree to maintain a minimum of $[**] of directors’ and officers’ insurance for each occurrence and $[**] in the aggregate.  So long as there are any Secured Obligations outstanding, the Loan Parties shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2                               Certificates. The Loan Parties shall deliver to Agent certificates of insurance that evidence the Loan Parties’ compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  The Loan Parties’ insurance certificates shall state Agent (shown as “Hercules Capital, Inc.”, as “Agent”) is an additional insured for commercial general liability, and a lender’s loss payee for all risk property damage insurance and a loss payee and subrogation is waived against Agent for property insurance and additional insured for liability insurance for any future insurance that any Loan Party may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable and waiver of subrogation against Agent endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests.  Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.  The Loan Parties shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, the Loan Parties shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3                               Indemnity.  Each Loan Party agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting directly from any Indemnified Person’s gross negligence or willful misconduct.  This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

SECTION 7.  COVENANTS

Each Loan Party agrees as follows:

7.1                               Financial Reports.  The Loan Parties shall furnish to Agent the financial statements and reports listed hereinafter:

(a)                                 as soon as practicable (and in any event within 30 days) after the end of each month, (i) before the Loan Parties start generating revenue, monthly cash balances, (ii) once the Loan Parties start generating revenue, monthly cash balances and monthly revenue, and (iii) in the event the Parent prepares monthly financial statements (provided that upon the occurrence and continuation of an Event of Default, Parent shall prepare monthly financial statements), unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income, retained earnings and cash flows accompanied by details (which may be provided in the accompanying Compliance Certificate) of any material contingencies (including the commencement of any material litigation by or against any Loan Party) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Parent’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (x) for the absence of footnotes, (y) that they are subject to normal year-end adjustments, and (z) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)                                 as soon as practicable after the end of each calendar quarter (and in any event within 45 days after the end of each calendar quarter ending March 31, June 30 and September 30 and 60 days after the end of each calendar quarter ending December 31), unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet, and related statements of income, retained earnings and cash flows accompanied by details (which may be provided in the accompanying Compliance Certificate) of any material contingencies (including the commencement of any material litigation by or against any Loan Party) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Parent’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments and (iii) that they do not contain certain equity-related non-cash items that are customarily included in annual financial statements (e.g., warrant liabilities and stock-based compensation);

(c)                                  as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income, retained earnings and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent and reasonably acceptable to Agent, accompanied by any management report from such accountants, provided that

Borrower’s unqualified opinion on financial statements may contain a limitation as to going concern;

(d)                                 as soon as practicable (and in any event within 30 days) after the end of each fiscal month, a Compliance Certificate in the form of Exhibit F;

(e)                                  as soon as practicable (and in any event within 30 days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)                                   promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that the Loan Parties have made available generally to holders of its preferred stock and copies of any regular, periodic and special reports or registration statements that Parent files with the SEC or any Governmental Authority that may be substituted therefor, or any national securities exchange;

(g)                                  financial and business projections promptly following their approval by Parent’s board of directors, and in any event no later than 75 days after the end of each fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(h)                                 promptly following each meeting of the Board, copies of all presentation materials and minutes that each Loan Party provides to its directors in connection with meetings of the board of directors within 30 days after each such meeting, provided that in all cases such Loan Party may exclude any information or materials related to executive compensation, confidential information, any attorney-client privileged information and any information that would raise a conflict of interest with Agent or Lenders; and

(i)                                     prompt notice if any Loan Party or any of its Subsidiaries have knowledge that any Loan Party, or any Subsidiary, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, or (c) is indicted on charges involving money laundering.

No Loan Party shall make any change in its (a) accounting policies or reporting practices, except as required or permitted by GAAP or (b) fiscal years or fiscal quarters.  The fiscal year of each Loan Party shall end on December 31.

The executed Compliance Certificate and all financial statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com, [**]; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Chief Credit Officer.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) or, (f) (to the extent any such documents are included in materials otherwise filed with the SEC or posted on the Borrower’s website) shall be deemed to have been delivered on the date on which such information is so filed or posted.

7.2                               Management Rights.  The Loan Parties shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of any Loan Party at reasonable times and upon reasonable notice during normal business hours (but in any event no more than once in any 12 month period unless an Event of Default has occurred and is continuing).  In addition, any such representative shall have the right to meet with management and officers of any Loan Party to discuss such books of account and records.  In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of any Loan Party concerning significant business issues affecting such Loan Party.  Such consultations shall not unreasonably interfere with the Loan Parties’ business operations.  The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over the Loan Parties management or policies.  For the avoidance of doubt, all information, materials and inspections under this provision, and all representatives of the Agent or the Lenders, shall be subject to the confidentiality obligations set forth in Section 11.12.

7.3                               Further Assurances.  Each Loan Party shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents reasonably requested by Agent to perfect or give to Agent a first priority Lien on the Collateral (subject to Permitted Liens).  Each Loan Party shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, each Loan Party (other than any Austrian Guarantor) hereby authorizes Agent to execute and deliver on behalf of such Loan Party and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of such Loan Party in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of such Loan Party either in Agent’s name or in the name of Agent as agent and attorney-in-fact for such Loan Party.  Each Loan Party shall in its reasonable business judgment protect and defend such Loan Party’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to any Loan Party or Agent other than Permitted Liens.

7.4                               Indebtedness.  No Loan Party shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on such Loan Party an obligation to prepay any Indebtedness, except for (a) the exchange or conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such exchange or conversion, (b) purchase money Indebtedness, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Loan Party, or (ii) if such Subsidiary is not a Loan Party, intercompany Indebtedness owed by such Subsidiary to either a Loan Party or another Subsidiary that is not a Loan Party, (d) obligations providing for the payment in full of the

Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), or (e) as otherwise permitted hereunder or approved in writing by Agent.

7.5                               Collateral.  Each Loan Party shall at all times keep the Collateral and all its other property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice when such Loan Party knows of any legal process adversely affecting such, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens.  No Loan Party shall agree with any Person other than Agent or Lender not to encumber its property other than (i) in connection with Permitted Liens solely to the extent such restriction applies to assets permitted to be excluded from the Collateral pursuant to Section 3.2, (ii) customary restrictions on the assignment of leases, licenses and other agreements, and (iii) in connection with Permitted Transfers (provided that this clause (iii) shall not be construed to permit a Loan Party to agree with any Person (other than Agent or Lender) to grant a security interest on a Loan Party’s property in connection with a Permitted Transfer).  No Loan Party shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, in each case, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) in connection with Permitted Liens, Permitted Indebtedness and Permitted Transfers, and (d) customary restrictions on the assignment of leases, licenses and other agreements.  Each Loan Party shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and each Loan Party shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process adversely affecting such Subsidiary’s assets.

7.6                               Investments.  No Loan Party shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7                               Distributions.  No Loan Party shall, nor shall any Subsidiary of a Loan Party, (a) repurchase or redeem any class of stock or other Equity Interest of such Loan Party or such Subsidiary other than pursuant to employee, director or consultant repurchase plans or other similar agreements, in an aggregate amount not to exceed $[**] per fiscal year, (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest of such Loan Party or such Subsidiary, except that a Subsidiary or any Loan Party may pay dividends or make distributions to any Loan Party.

7.8                               Transfers.  Except for Permitted Transfers, no Loan Party shall and shall not allow any Subsidiary of a Loan Party to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9                               Mergers or Acquisitions.  No Loan Party shall (A) merge, amalgamate or consolidate, or permit any of its Subsidiaries to merge, amalgamate or consolidate, with or into any other business organization (other than mergers, amalgamations or consolidations of (a) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party, or (b) a Loan Party into another Loan Party) or (B) acquire, or permit any of its Subsidiaries to acquire, including without limitation through any in-licensing or other similar arrangement where such Loan Party or its Subsidiaries obtains sole or exclusive rights to manage or control, all or substantially all of the capital stock or any material (both in terms of the value to such other Person or to the Loan Party or its Subsidiaries) property (including without limitation, any Intellectual Property) of another Person, other than Permitted Investments.  A Loan Party may dissolve any Subsidiary so long as such assets are promptly distributed or transferred to the Subsidiary’s shareholder.

7.10                        Taxes.  Each Loan Party and its Subsidiaries shall file all income and other material tax returns that it is required to file and pay when due all income and other material Taxes now or hereafter imposed or assessed against any Loan Party or the Collateral or upon any Loan Party’s ownership, possession, use, operation or disposition thereof or upon any Loan Party’s rents, receipts or earnings arising therefrom.  Each Loan Party shall file on or before the due date therefor all personal property tax returns (or extensions) in respect of the Collateral.  Notwithstanding the foregoing, each Loan Party may contest, in good faith and by appropriate proceedings, taxes for which such Loan Party maintains adequate reserves therefor in accordance with GAAP.

7.11                        Corporate Changes.  No Loan Party nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent.  No Change in Control shall occur.  No Loan Party nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocations shall be within the continental United States, Ireland or Austria.  No Loan Party nor any Subsidiary shall relocate any item of Collateral (other than (i) relocations of Borrower Products (including compounds and materials used to manufacture biopharmaceuticals or which are used for nonclinical or clinical studies, testing or trials) to Loan Parties, contract manufacturing organizations, distribution service firms, contract research organizations, clinical sites, clinical investigators and other institutions necessary for the conduct of clinical studies, in each case, in the ordinary course of business, (ii) Permitted Transfers (iii) Inventory in the ordinary course of business, (iv) relocations of Equipment having an aggregate value of up to $[**] in any fiscal year, and (v) relocations of Collateral from a location described on Exhibit C of the Disclosure Letter to another location described in Exhibit C of the Disclosure Letter, and (vi) relocations of works-in-progress, raw materials or otherwise in the supply chain for commercial manufacturing) unless (a) it has provided prompt written notice to Agent, (b) such relocation is within the continental United States of America, Ireland, Austria, the United Kingdom, Italy or Spain and, (c) if such relocation is to a third party bailee and the Collateral has a book value in excess of $[**], it has use commercially reasonable efforts to deliver a bailee agreement in form and substance reasonably acceptable to Agent.

7.12                        Deposit Accounts.

(a)                                 Other than Excluded Accounts, no Loan Party nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has (i) an Account Control Agreement or (ii) such other agreement or arrangement as a result of which the Agent shall have a perfected security interest therein or as may be otherwise acceptable to Agent for Deposit Accounts and accounts holding Investment Property outside of the United States of America (a “Foreign Account Pledge Agreement”).

(b)                                 The Loan Parties shall be required to hold an amount of Unrestricted Cash in Deposit Accounts in the United States and Ireland with respect to which Agent has an Account Control Agreement or a Foreign Account Pledge Agreement equal to the lesser of (i) 120% of the outstanding Secured Obligations, and (ii) 75% of all Unrestricted Cash (excluding amounts held in Excluded Accounts) of Parent and its Subsidiaries.

7.13                        Parent shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within the later of 15 days of formation and delivery of the next Compliance Certificate, shall cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14                        FFG Agreements.  No Loan Party shall amend any FFG Agreement as in effect on the Closing Date in any manner adverse to Agent or the Lenders.

7.15                        Notification of Event of Default.  Parent shall notify Agent immediately of the occurrence of any Event of Default.

7.16                        [Reserved].

7.17                        Use of Proceeds.  Each Loan Party agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes.  The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18                        Transactions with Affiliates.  No Loan Party shall nor shall any Loan Party permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of such Loan Party or its Subsidiaries (other than transactions among Loan Parties) on terms that are less favorable to such Loan Party or its Subsidiaries, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of such Loan Party or its Subsidiaries.

7.19                        Intellectual Property.  Each Loan Party shall (i) defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property of which such Loan Party is aware; and (iii) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.  If a Loan Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then such Loan Party shall together with the next Compliance Certificate due at least 15 days thereafter, provide written notice thereof to Agent and, at the reasonable request of the Agent, shall within a reasonable time period, execute such intellectual property security agreements and other documents and take such other actions as Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of Agent in such property.  If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, such Loan Party shall: (x) provide Agent with at least fifteen (15) days prior written notice of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto and any confidential information); (y) promptly execute an intellectual property security agreement and such other documents and take such other actions as Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Each Loan Party shall promptly provide to Agent copies of all applications (excluding confidential information) that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property.  Subject to Section 7.23(d), each Loan Party shall ensure that, with respect to any utilized Intellectual Property, Nabriva Austria has executed, delivered and filed the appropriate corrective filings with the appropriate registry in the United States, Ireland and Austria, to update its name to its current legal name as the registered owner of such Intellectual Property in such offices.

7.20                        OFAC/Sanctions/Anti-Corruption.

(a)                                 Each Loan Party shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of the Loan Parties’ business.

(b)                                 No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(c)                                  Each Loan Party shall maintain in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party’s, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party’s, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(d)                                 No Loan Party, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of such Loan Party, any agent for such Loan Party or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.21                        Financial Covenants.

(a)                                 Minimum Cash. At all times, the Loan Parties shall be required to maintain Unrestricted Cash plus the amount of the Loan Parties’ accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable in Deposit Accounts held in the United States and Ireland in an amount greater than or equal to [**] Dollars ($[**]).

(b)                                 Performance Covenant.  At all times following the Performance Covenant Trigger Date, Parent shall either (i) as determined as of the last day of each month achieve trailing six month Net Product Revenue of an amount greater than or equal to [**]% of forecasted trailing six month Net Product Revenue as set forth in the Forecast, or (ii) maintain Liquidity (on a consolidated basis) in an amount greater than or equal to the principal balance of then-outstanding Advances plus the amount of the Loan Parties’ accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable; provided that for purposes of this covenant “Liquidity” must include a minimum of $[**] in Unrestricted Cash (i.e. not Eligible Accounts).

Borrower shall provide Agent evidence of compliance with the financial covenants under this Section 7.21 in each Compliance Certificate and upon request in form and substance reasonably acceptable to Agent and supporting documentation reasonably requested by Agent.

7.22                        Zuperbug Merger Agreement.  So long as there are any Secured Obligations outstanding (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), no Loan Party shall permit or cause to be paid in Cash all or any part of any Milestone Payment (as defined in Section 3.10 of the Zuperbug Merger Agreement) (other than certain obligations that are required under the Zuperbug Merger Agreement to be paid in cash, such as obligations to option holders and unaccredited investors) without Agent’s prior written consent.

7.23                        Post-Closing Obligations.  Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, Borrower shall:

(a)                                 within 30 days of the Closing Date, deliver to Agent all insurance endorsements required hereunder which shall be in form and substance reasonably satisfactory to Agent in its reasonable discretion;

(b)                                 file a Form C1 pursuant to s. 409 of the Companies Act in the Companies Registration Office in Ireland for both Nabriva Ireland and Parent;

(c)                                  notify the Revenue Commissioners pursuant to s. 1001 of the Taxes Consolidation Act, 1997 of the potential creation of a fixed charge over book debts pursuant to the Irish Security Documents;

(d)                                 on or before March 31, 2019, evidence that Nabriva Austria has executed, delivered and filed the appropriate corrective filings with the appropriate registry in the United States, Ireland and Austria, to update its name to its current legal name as the registered owner of Intellectual Property in such offices with respect to all utilized Intellectual Property; and

(e)                                  within 60 days of the Closing Date, deliver to Agent (or such later date as Agent may agree to in its sole discretion), fully-executed copies of landlord waivers or bailee waivers, as applicable, in form and substance reasonably satisfactory to Agent, for Borrower’s locations at:

(i)                                     1000 Continental Drive, Suite 600, King of Prussia, PA 19406;

(ii)                                  [**]; and

(iii)                               [**].

7.24                        Shareholder(s) of Austrian Guarantor.  Any Loan Party being a shareholder of an Austrian Guarantor (and procure that any of its Subsidiaries being a shareholder of an Austrian Guarantor) shall (A) not resolve to increase (i) the stated share capital (Stammkapital or Grundkapital) of an Austrian Guarantor by way of capital increase from free reserves (including a profit carry-forward) (Kapitalerhöhung aus Gesellschaftsmitteln) or (ii) any restricted reserves (gebundene Rücklagen) (unless required by Austrian law) of an Austrian Guarantor (B) shall exercise their shareholder rights in such way that the respective Austrian Guarantor covers any possible balance sheet loss (Bilanzverlust) by dissolving restricted reserves (gebundene Rücklagen) rather than free reserves (ungebundene Rücklagen) to the extent possible pursuant to Austrian law, and (C) exercise their membership rights, including the voting rights, in such a way that any and all amounts which can be converted into amounts freely available for distribution under the GmbHG or AktG (as the case may be) and the UCC (i.e., the Austrian Commercial Code) (such as, for instance, unrestricted reserves (freie Rücklagen)) at the time or times payment under or pursuant to Section 12 (Guaranty) is requested from that Austrian Guarantor are promptly so converted by passing the necessary corporate resolutions and taking all other steps required by law for distribution at the relevant point in time in accordance with Austrian law. Each Austrian Guarantor shall abide by the requirement set out in Clause 7.24(B) when preparing its financial statements.

SECTION 8.  RIGHT TO INVEST

8.1                               Lender or its assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing in an aggregate amount, for all such Subsequent Financings in which Lender and/or its assignee(s) or nominee(s) participate, of up to $2,000,000 on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing.  For any purchase by Lender, or an entity affiliated with Lender, the purchasing entity shall be an “accredited investor” as defined in Regulation D promulgated under the Securities Act, and such purchasing entity shall execute the definitive share purchase agreement, LLC Agreement, investor rights agreement and other agreements executed by such other purchasers in connection with such Subsequent Financing.  The Parent shall give Lender not less than one (1) Business Day written notice prior to the closing of any Subsequent Financing, which notice shall state the principal terms (including without limitation, the principal investors) of such Subsequent Financing.  This Section 8, and all rights and obligations hereunder, shall terminate upon the repayment in full of all the Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement).

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1                               Payments.  Any Loan Party fails to (i) pay any principal, interest, fees or other scheduled amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or any Loan Party’s bank if such Loan Party had the funds to make the payment when due and makes the payment within three (3) Business Days following such Loan Party’s knowledge of such failure to pay, or (ii) fails to pay any non-scheduled amounts within five (5) days after demand by Lender; or

9.2                               Covenants.  Any Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22 and 7.23) or any other Loan Document, such breach or default continues for more than ten (10) Business Days after the earlier of the date on which (i) Agent or Lender has given notice of such default to such Loan Party and (ii) such Loan Party has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22 and 7.23 the occurrence of such default; or

9.3                               Material Adverse Effect.  A circumstance has occurred that has had a Material Adverse Effect; provided that solely for purposes of this Section 9.3, the failure to achieve Performance Milestone 1, Performance Milestone 2, Performance Milestone 3, Performance Milestone 4, Performance Milestone 5 or Performance Milestone 6, in each case in and of itself, shall not constitute a Material Adverse Effect; or

9.4                               Representations.  Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5                               Insolvency.  Any Loan Party (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay the Secured Obligations under the Loan Documents, or shall become insolvent (and in the case of (i) an Austrian Guarantor or (ii) Nabriva Ireland or Parent, Insolvent); or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, Examiner, receiver, or liquidator of such Loan Party or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such Loan Party; or (vi) shall cease operations of its business as its business has normally been conducted for 3 consecutive Business Days, or terminate substantially all of its employees; or (vii) any Loan Party or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against such Loan Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such Loan Party being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any Loan Party shall file any answer admitting or not contesting the material allegations of a petition filed against such Loan Party in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty five (45) days shall have expired after the appointment, without the consent or acquiescence of such Loan Party, of any trustee, Examiner, receiver or liquidator of such Loan Party or of all or any substantial part of the properties of such Loan Party without such appointment being vacated; or

9.6                               Attachments; Judgments.  Any portion of any Loan Party’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $[**] and remains unstayed, unbonded and unsatisfied for more than ten (10) days, or any Loan Party is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.7                               Other Obligations.  The occurrence of any default under any agreement or obligation of any Loan Party involving any Indebtedness in excess of $[**]; or

9.8                               FFG Agreements.

(a)                                 Any FFG Agreement is secured by any property (including Intellectual Property) of any Loan Party.

(b)                                 FFG has any right, title, or security interest in any property (including Intellectual Property) of any Loan Party.

(c)                                  The execution, delivery and performance of this Agreement or any other Loan Document (including the Austrian Security Documents) (i) violates or conflicts with any terms contained in any FFG Agreement or (ii) entitles FFG to accelerate any loans or other amounts due under any FFG Agreement.

(d)                                 Intellectual Property relating to CONTEPO, lefamulin or any other Borrower Products reflected in any Forecast is included in the portfolio of Next Generation Pleuromutilins financed under any FFG Agreement.

(e)                                  Nabriva Austria’s or FFG’s rights or claims arising out of or in connection with the FFG Agreements relate to CONTEPO, lefamulin or any other Borrower Products reflected in any Forecast.

(f)                                   The aggregate amount of all of Nabriva Austria’s rights and claims arising out of or in connection with the FFG Agreements exceeded €[**].

SECTION 10.  REMEDIES

10.1                        General.  Upon and during the continuance of any one or more Events of Default, (i) Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in any Loan Party’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, each Loan Party hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of the Loan Parties’ account debtors to make payment directly to Agent, compromise the amount of any such account on the Loan Parties’ behalf and endorse

Agent’s name without recourse on any such payment for deposit directly to Agent’s account.  Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2                        Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default (and regarding any Collateral pledged under the Austrian Security Agreements provided that the Secured Obligations have become due and payable (“Pfandreife” under Austrian law) and any conditions set out in the respective Austrian Security Agreement are being complied with), Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Each Loan Party agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to such Loan Party.  Agent may require any Loan Party to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and such Loan Party.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the interest in accordance with Section 2.4), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate indemnity obligations and obligations that are stated to survive the payment of the Secured Obligations), to any creditor holding a junior Lien on the Collateral, or to the Loan Parties or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC and other applicable law and, with respect to Collateral pledged under the Austrian Security Agreements any conditions specifically set out in the Austrian Security Agreements.

10.3                        No Waiver.  Agent shall be under no obligation to marshal any of the Collateral for the benefit of the Loan Parties or any other Person, and each Loan Party expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4                        Cumulative Remedies.  The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11.  MISCELLANEOUS

11.1                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2                        Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)                                 If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer, [**]
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
Email: legal@htgc.com; [**]
Telephone: [**]

(b)                                 If to Lender:

HERCULES CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer, [**]
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
Email: legal@htgc.com; [**]
Telephone:  [**]

(c)                                  If to Loan Parties:

Nabriva Therapeutics Public Limited Company
Attention: General Counsel
1000 Continental Drive, Suite 600

King of Prussia, PA 19406

Email: [**]
Telephone: [**]

With a copy (which shall not constitute notice) to each of:

WilmerHale
60 State Street
Boston, MA 02109
Attn: Jamie N. Class
jamie.class@wilmerhale.com
Tel: (617) 526-6000

WilmerHale
7 World Trade Center
250 Greenwich Street
New York, NY 10007
Attn: Brian A. Johnson
Brian.Johnson@wilmerhale.com
Tel: (212) 937-7206

or to such other address as each party may designate for itself by like notice.

11.3                        Entire Agreement; Amendments.

(a)                                 This Agreement, the Notes (if any) and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s proposal letter dated October 25, 2018, and prior versions thereof).

(b)                                 Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b).  The Required Lenders and the Loan Parties party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, without the written consent of each Lender directly affected thereby (provided that the milestones to establish the maturity date and amortization payments may be modified with the consent of the Required Lenders and the Loan Parties); (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, or, except as otherwise permitted under this Agreement, consent to the assignment or transfer by the Loan Parties of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of Lender; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the Loan Parties, the Lender, the Agent and all future holders of the Loans.

11.4                        No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5                        No Waiver.  The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers.  No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Loan Parties at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6                        Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement.  Sections 6.3 and 11.14 shall survive the termination of this Agreement.

11.7                        Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on the Loan Parties and their permitted assigns (if any).  Subject to the terms of this Agreement, No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to the Loan Parties, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided, however, that Lender shall maintain a register for the recordation of the names and addresses of the Lenders and the principal amounts owing to each Lender; provided further that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

11.8                        Governing Law.  This Agreement and the other Loan Documents (other than the Irish Security Documents and Austrian Security Documents) have been negotiated and delivered to Agent and Lender in the State of New York.  This Agreement and the other Loan Documents (other than the Irish Security Documents and the Austrian Security Documents) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9                        CONSENT TO JURISDICTION AND VENUE. ALL JUDICIAL PROCEEDINGS ARISING IN OR UNDER OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE COURT LOCATED IN THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURTS FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A NON-APPEALABLE FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.9. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. SERVICE OF PROCESS ON ANY

PARTY HERETO IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF GIVEN IN ACCORDANCE WITH THE REQUIREMENTS FOR NOTICE SET FORTH IN SECTION 11.02, AND SHALL BE DEEMED EFFECTIVE AND RECEIVED AS SET FORTH IN SECTION 11.02. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11.10                 Mutual Waiver of Jury Trial.

(a)                                 Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF THE LOAN PARTIES, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE LOAN PARTIES AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST ANY LOAN PARTY.  This waiver extends to all such Claims, including Claims that involve Persons other than Agent, the Loan Parties and Lender; Claims that arise out of or are in any way connected to the relationship among the Loan Parties, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.

11.11                 Professional Fees.  Each Loan Party promises to pay Agent’s and Lender’s reasonable and invoiced fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable and invoiced attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses.  In addition, each Loan Party promises to pay any and all reasonable attorneys’ and other reasonable professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Loan Parties or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Loan Parties, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Loan Party’s estate, and any appeal or review thereof.

11.12                 Confidentiality.  Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by the Loan Parties in connection with this Agreement, the Loan Documents, and the diligence and term sheet negotiation relating to same, are confidential and proprietary information of the Loan Parties, if and to the extent such information either (x) is marked as confidential, proprietary or secret by the Loan Parties at the time of disclosure, or (y) should reasonably be understood to be confidential, proprietary or secret (the “Confidential Information”).  Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Loan Parties, except that Agent and Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its controlled affiliates if Agent or Lender in their reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public without any disclosure by Agent or Lender that would otherwise breach this Section; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or advisable in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral during the continuation of an Event of Default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior written consent of the Loan Parties; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and Lender’s obligations under this Section 11.12 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.13                 Assignment of Rights.  Each Loan Party acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”).  After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Agent or Lender shall relieve any Loan Party of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14                 Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Loan Party for liquidation or reorganization, if any Loan Party becomes insolvent or Insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Loan Party’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15                 Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16                 No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and the Loan Parties unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Loan Parties.

11.17                 Agency.

(a)                                 Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)                                 Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)                                  Agent in Its Individual Capacity.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)                                 Each Guarantor and the Borrower irrevocably and unconditionally undertakes to pay to the Agent, as creditor in its own right and not as representative of any other Lender, amounts equal to, and in the currency of, any amounts owing from time to time by that Guarantor or Borrower to any Lender under any Loan Document, as and when those amounts are due.

(e)                                  Each Guarantor, the Borrower and the Agent acknowledge that the obligations of each Guarantor and the Borrower to the Agent pursuant to Section 11.17(d) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Guarantor and the Borrower to any Lender under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Guarantor or the Borrower is liable under obligations of each Guarantor and the Borrower to the Agent pursuant to Section 11.17(d)  above (for the purposes of this Section 11.17, its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt, provided that notwithstanding any other provision of this Agreement or the Loan Documents:

(i)                                     the Parallel Debt of each Guarantor and the Borrower shall be automatically decreased and discharged to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(ii)                                  the Corresponding Debt of each Guarantor and the Borrower shall be automatically decreased and discharged to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(iii)                               the aggregate amount outstanding owed by the Guarantor and the Borrower under the Loan Documents at any time shall not exceed the amount of the Corresponding Debt at that time.

(f)                                   For the purpose of this Section 11.17 the Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust.  The Agent shall have its own independent right to demand payment of the amounts payable by each Guarantor and the Borrower.  The security granted under the Account Control Agreements, the IP Security Agreements, the Pledge Agreements (including the Irish Security Documents and the Austrian Security Documents) to the Agent to secure the Parallel Debt is granted to the Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(g)                                  All moneys received or recovered by the Agent pursuant to this Section 11.17 (Agency), and all amounts received or recovered by the Agent from or by the enforcement of any of the Account Control Agreements, the IP Security Agreements, the Pledge Agreements (including the Irish Security Documents and the Austrian Security Documents) granted to secure the Parallel Debt, shall be applied as set out under Section 10.2.

(h)                                 Exculpatory Provisions.  The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent shall not:

(i)           be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)        have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)     except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(i)                                     The Agent shall not be liable to the Lender for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(j)                                    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(k)                                 Reliance by Agent.  Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion,

report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties.  In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents.  Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith.  Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.  Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of Lender unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18                 Publicity.  None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

11.19                 Confidentiality — Consent pursuant to Austrian Banking Act. For the avoidance of doubt, each Austrian Guarantor herewith explicitly consents pursuant to § 38 para 2 no 5 of the Austrian Banking Act (Bankwesengesetz — BWG) to a disclosure of Confidential Information pursuant to, and in accordance with the limitations of, Subsection 11.12 (Confidentiality) and explicitly waives any banking secrecy obligations any Lender or third party bank maintaining a Deposit Account for such Austrian Guarantor may have under § 38 of the Austrian Banking Act in this respect.

11.20                 Multiple Borrowers.

(a)                                 Borrower’s Agent.  Each Borrower hereby irrevocably appoints Nabriva Therapeutics Public Limited Company as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from the Agent or any Lender.  The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by Nabriva Therapeutics Public Limited Company, whether in its own name or on behalf of one or more of the other Borrowers, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.

(b)           Waivers.  Each Borrower hereby waives:  (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding.  Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations.  If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement.  Until the payment of the Secured Obligations and thereafter upon any recovery, disgorgement or set aside of any Secured Obligations, each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)           Consents.  Each Borrower hereby consents and agrees that, without notice to or by the other Borrower and without affecting or impairing in any way the obligations or liability of such Borrower hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) during the continuance of an Event of Default, apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable.  Each Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations.  Each Borrower further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to the care of any property securing any or all of the Secured Obligations other than as required under this Agreement.  Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)           Independent Liability.  Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto.  Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e)           Subordination.  All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and after the occurrence and during the continuation of an Event of Default, the Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

SECTION 12.  GUARANTY.

12.1        Guaranty.  Each Guarantor hereby agrees that such Guarantor is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent and the Lender and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Secured Obligations owed or hereafter owing to the Agent and the Lender by each other Loan Party.  Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by:

(a)           the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

(b)           the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by the Agent and the Lender with respect to any of the provisions thereof;

(c)           the existence, value or condition of, or failure to perfect its Lien against, any security for the Secured Obligations or any action, or the absence of any action, by the Agent and the Lender in respect thereof (including the release of any such security);

(d)           the insolvency of any Loan Party; or

(e)           any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Guarantor that its obligations under this Section 12 shall not be discharged until the full and final payment in Cash of all of the Secured Obligations (other than inchoate indemnity obligations).  Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Secured Obligations guaranteed hereunder.

12.2        Waivers by the Loan Parties.  Each Loan Party expressly waives all rights it may have now or in the future under any statute, or at common law, or pursuant to any other laws or in equity, or otherwise, to compel the Agent or the Lender to marshal assets or to proceed in respect of the Secured Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Secured Obligations before proceeding against, or as a condition to proceeding against, such Loan Party.  It is agreed among each Loan Party, the Agent and the Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, the Agent and the Lender would decline to enter into this Agreement.

12.3        Benefit of Guaranty.  Each Loan Party agrees that the provisions of this Section 12 are for the benefit of the Agent and the Lender and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower, on the one hand, and the Agent and the Lender, on the other hand, the obligations of such other Loan Party under the Loan Documents.

12.4        Subordination of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Loan Party hereby expressly and irrevocably subordinates to the prior payment in full, in cash, of the Secured Obligations (other than contingent indemnity obligations for which no claim is outstanding) any and all rights pursuant to any laws or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the full and final payment in Cash of all of the Secured Obligations (other than inchoate indemnity obligations).  Each Loan Party acknowledges and agrees that this subordination is intended to benefit the Agent and the Lender and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Section 12, and that the Agent, the Lender and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5        Election of Remedies.  If the Agent or Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Agent or Lender a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Agent or Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12.  If, in the exercise of any of its rights and remedies, the Agent or Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by the Agent or Lender and waives any claim based upon such action, even if such action by the Agent or Lender shall result in a full or partial loss of any rights of subrogation which each Loan Party might otherwise have had but for such action by the Agent or Lender.  Any election of remedies which results in the denial or impairment of the right of the Agent or Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Secured Obligations.  In the event the Agent or Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Agent (either directly or through one or more acquisition vehicles) or Lender may offset the Secured Obligations against the purchase price of such bid in lieu of accepting cash or other non-cash consideration in connection with such sale or other disposition.  The amount of the successful bid at any such sale, whether the Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair and reasonably equivalent value of the Collateral and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agent or Lender might otherwise be entitled but for such bidding at any such sale.

12.6        Limitation.  Notwithstanding any provision herein contained to the contrary, the liability of each Loan Party (other than the Borrower) under this Section 12 (which liability is in any event in addition to amounts for which such Loan Party is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)           the net amount of all Loans (plus all other Secured Obligations owing in connection therewith) advanced to any other Loan Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party;

(b)           the amount which could be claimed by the Agent and the Lender from such Loan Party under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code, as amended, or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 12.7; and

(c)           this Guaranty does not apply to any liability to the extent it would result in this Guaranty constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014 of Ireland or any equivalent and applicable provisions under the laws of the jurisdiction of the relevant Guarantor.

The provisions of this Section 12.6 shall be implemented automatically without the need for any amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document.

12.7        Contribution with Respect to Guaranty Obligations.

(a)           To the extent that any Loan Party shall make a payment under this Section 12 of all or any of the Secured Obligations (other than Loans made to that Loan Party for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which such Loan Party would otherwise have paid if each Loan Party had paid the aggregate

Secured Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following the occurrence of the full and final payment in Cash of all of the Secured Obligations (other than inchoate indemnity obligations), such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Allocable Amount” of any Loan Parties shall be equal to the maximum amount of the claim which could then be recovered from such Loan Parties under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code, as amended or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)           This Section 12.7 is intended only to define the relative rights of Loan Parties and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1.  Nothing contained in this Section 12.7 shall limit the liability of any Loan Party to pay the Loans made directly or indirectly to that Loan Party and accrued interest, fees, expenses and all other Secured Obligations with respect thereto for which such Loan Party shall be primarily liable.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party to which such contribution and indemnification is owing.

(e)           The rights of the indemnifying Loan Parties against other Loan Parties under this Section 12.7 shall be exercisable upon and after the full and final payment in Cash of all of the Secured Obligations (other than inchoate indemnity obligations).

12.8        Liability Cumulative.  The liability of Loan Parties under this Section 12 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent and the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Secured Obligations or obligation of any other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

12.9        Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.10                  Guaranty Construction.  Notwithstanding anything to the contrary herein or in any other of the Loan Documents, the guarantee pursuant to Section 12.1 to Section 12.3 is meant to be and shall be interpreted as an “abstract guarantee” (abstrakter Garantievertrag) pursuant to § 880a second case of the Austrian Civil Code (Allgemeines Bürgerliches Gesetzbuch — ABGB) and the obligations of the Guarantors hereunder shall, subject only to the guarantee limitations set out in Sections 12.6 and 12.7, be obligations of the Guarantors as principal debtors and not as sureties (Bürgen) or sureties upon first demand (Bürgen auf erstes Anfordern) and not joint obligations as co-debtor (Mitschuldner) and the Guarantors undertake to pay the amounts so demanded under or pursuant to this guarantee unconditionally, irrevocably, upon first demand and without raising any defenses or objections, set-off or counterclaim and without verification of the legal ground (unbedingt, unwiderruflich, auf erste Aufforderung und unter Verzicht auf alle Einwendungen oder Einreden, ohne Aufrechnung oder die Geltendmachung von Gegenforderungen und ohne Prüfung des Rechtsgrunds).

12.11      General Limitations — Austrian Guarantor.  The obligations (Verpflichtungen) and liabilities (Haftungen) of an Austrian Guarantor under or in connection with the Loan Documents including, but not limited to those set out in Clause 2.9(d) (Indemnification by the Loan Parties), Section 3 (Security Interest), Clause 6.3 (Indemnity), and Section 12 (Guaranty), shall at all times be limited so that at no time the assumption of an obligation and/or liability under any Loan Document would violate or contradict Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to mandatory Austrian company law, in particular, without limitation, § 52 et seq. of the Austrian Act on Joint Stock Companies (Aktiengesetz — AktG) (and for the avoidance of doubt including § 66a AktG), § 82 of the Austrian Act on Limited Liabilities Companies (Gesetz über Gesellschaft mit beschränkter Haftung) or any analogous application thereof (the “Austrian Capital Maintenance Rules”).

If and to the extent the obligations (Verpflichtungen) and liabilities (Haftungen) of an Austrian Guarantor under any Loan Document would violate or contradict Austrian Capital

Maintenance Rules and therefore be held invalid or unenforceable, then such obligations (Verpflichtungen) and liabilities (Haftungen) shall be limited in a way (i) to comply with Austrian Capital Maintenance Rules and (ii) to not expose the managing directors or members of the supervisory board of an Austrian Guarantor, if applicable, to any personal liability or criminal responsibility.  To the extent any such obligation or liability of an Austrian Guarantor (i) infringes or contradicts Austrian Capital Maintenance Rules or (ii) would expose the managing directors or members of the supervisory board of an Austrian Guarantor, if applicable, to any personal liability or criminal responsibility (it being understood that the managing directors or members of the supervisory board of such Austrian Guarantor need to be able to demonstrate that the assumption or enforcement of the respective obligations or liability may result in such exposure), such obligation or liability shall be deemed to be replaced by an obligation of a similar nature which is in compliance with Austrian Capital Maintenance Rules and payment obligations shall be limited to the maximum amount permitted to be paid in accordance with Austrian Capital Maintenance Rules.  According to the Parties’ understanding of the Austrian Capital Maintenance Rules as interpreted as of the Closing Date, the amount payable shall, except to the extent the incurrence of an obligation or liability would be prohibited by § 66a AktG, shall not be less than:

(a)           the Austrian Guarantor’s balance sheet profit (including retained earnings) (Bilanzgewinn) as defined in § 224 (3) lit A no. IV of the Austrian Commercial Code as calculated by reference to the most recent (audited, if applicable, and approved (festgestellt)) financial statements of that Austrian Guarantor to the extent available for distribution in accordance with the respective articles of association and applicable law at the relevant point in time in accordance with Austrian law, plus

(b)           any other amounts which are freely available or can be converted into amounts freely available for distribution to the shareholder(s) under the GmbHG or the AktG (as the case may be) and the Austrian Commercial Code (such as, for instance, unrestricted reserves (freie Rücklagen)) at the time or times payment under or pursuant to this Agreement is requested from an Austrian Guarantor to the extent these have been made available for distribution by passing the necessary corporate resolutions and taking other steps required by law for distribution at the relevant point in time in accordance with Austrian law, plus

(c)           to the extent applicable, the equivalent of a Loan (plus any accrued interest, commission and fees thereon) borrowed by the Borrower under this Agreement and made available to an Austrian Guarantor and/or its Subsidiaries to the extent repayable by that Austrian Guarantor or its Subsidiaries to that Borrower (provided however that the proceeds resulting from an enforcement of any obligations under this Agreement or any other Loan Document of the respective Austrian Guarantor shall discharge the respective Austrian Guarantor from, or enable the respective Austrian Guarantor to effect a unilateral set-off of, a corresponding amount of the obligations that the respective Austrian Guarantor has assumed as a result of the receipt of any such amounts), plus

(d)           the amount of any indebtedness capable of being discharged by way of such Austrian Guarantor unilaterally setting off its recourse claim against another Guarantor or the Parent following payment under the guarantee and indemnity pursuant to this Agreement against any indebtedness owed by that Austrian Guarantor to that other Guarantor or the Parent to the extent such set-off is enforceable and is permitted under this Agreement or any other Loan Document at the time of payment under such guarantee or indemnity.

Whereas the parties acknowledge that the limitations set out in this Section 12.11 may reduce any payment permissible at a given time by an Austrian Guarantor under the Loan Documents to zero, no reduction of an amount enforceable hereunder pursuant to these limitations will prejudice the rights of any Lender or the Agent to continue enforcing its rights under the guarantee or indemnity under the Loan Documents (subject always to the limitations set out in this Clause 12.11) until full satisfaction of the Secured Obligations.

[Signature pages follow.]

IN WITNESS WHEREOF, each Loan Party, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

Notice: Under the Credit Reporting Act 2013 lenders are required to provide personal and credit information for credit applications and credit agreements of €500 and above to the Central Credit Register.  This information will be held on the Central Credit Register and may be used by other lenders when making decisions on your credit applications and credit agreements.

The Central Credit Register is maintained and operated by the Central Bank of Ireland.  For information on your rights and duties under the Credit Reporting Act 2013 please refer to the factsheet prepared by the Central Bank of Ireland.  This factsheet is available on www.centralcreditregister.ie.

BORROWER:

Nabriva Therapeutics Public Limited Company

GIVEN under the COMMON SEAL of

NABRIVA THERAPEUTICS PUBLIC LIMITED COMPANY

and DELIVERED as a DEED:

/s/ Gary Sender
Gary Sender
Authorised Signatory

[Signature Page to Loan and Security Agreement (Hercules/Nabriva)]

Nabriva Therapeutics Ireland Designated Activity Company

SIGNED AND DELIVERED as a Deed

for and on behalf of

NABRIVA THERAPEUTICS IRELAND DESIGNATED ACTIVITY COMPANY

by its lawfully appointed attorney

GARY SENDER

/s/ Gary Sender
Signature of Attorney

in the presence of:

/s/ Illegible
Signature of Witness

Attorney
Occupation of Witness

[redacted]
Address of Witness

[Signature Page to Loan and Security Agreement (Hercules/Nabriva)]

GUARANTORS:

NABRIVA THERAPEUTICS GMBH

By:	/s/ Gary Sender
Name:	Gary Sender
Title:	Authorised Signatory

NABRIVA THERAPEUTICS US, INC.

By:	/s/ Gary Sender
Name:	Gary Sender
Title:	Treasurer

By:	/s/ Gary Sender
Name:	Gary Sender
Title:	Treasurer

[Signature Page to Loan and Security Agreement (Hercules/Nabriva)]

AGENT:

HERCULES CAPITAL, INC.

By:	/s/ Melanie Grace
Name:	Melanie Grace
Title:	General Counsel

LENDER:

HERCULES CAPITAL, INC.

By:	/s/ Melanie Grace
Name:	Melanie Grace
Title:	General Counsel

[Signature Page to Loan and Security Agreement (Hercules/Nabriva)]

Table of Exhibits and Schedules

Exhibit A:              Advance Request; Attachment to Advance Request

Exhibit B:              Term Note

Exhibit F:              Compliance Certificate

Exhibit G:              Joinder Agreement

Schedule 1.1         Commitments

EXHIBIT A

ADVANCE REQUEST

To:	Agent:	Date: , 20[ ]

Hercules Capital, Inc. (the “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com
Attn:

[Nabriva Therapeutics Public Limited Company, a public limited company incorporated in Ireland under registration number 599588 and having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland (“Parent”)][Nabriva Therapeutics Ireland Designated Activity Company, a designated activity company incorporated in Ireland under registration number 612454 and having its registered office at Suite 510, Regus Dublin Airport, Skybridge House, Dublin Airport, Swords, County Dublin, Ireland (“Nabriva Ireland”)] hereby requests from Hercules Capital, Inc. (“Lender”) an Advance in the amount of                   Dollars ($                  ) on               ,         (the “Advance Date”) pursuant to the Loan and Security Agreement by and among Borrower, the parties thereto from time to time as Guarantors, Agent and Lender (the “Agreement”).  Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)          Issue a check payable to [Parent] [Nabriva Ireland]

or

(b)          Wire Funds to [Parent’s] [Nabriva Ireland’s] account       [   ]

Bank:

Address:

ABA Number:

Account Number:

Account Name:

Contact Person:

Phone Number

To Verify Wire Info:

Email address:

[Parent][Nabriva Ireland] represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to:  (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties by [Parent][Nabriva Ireland] set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that [Parent][Nabriva Ireland]  is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no Event of Default under the Loan Documents shall have occurred and be continuing.  [Parent][Nabriva Ireland] understands and acknowledges that Agent has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

[Parent][Nabriva Ireland] hereby represents that [Parent’s][Nabriva Ireland’s] corporate status and locations have not changed since the date of the Agreement (except as otherwise disclosed to Agent) or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

[Parent][Nabriva Ireland] agrees to notify Agent promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Agent has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [                ], 20[       ].

[NABRIVA THERAPEUTICS PUBLIC LIMITED COMPANY:]

[NABRIVA THERAPEUTICS IRELAND DESIGNATED ACTIVITY COMPANY: ]

[ ]

SIGNATURE:
TITLE:
PRINT NAME:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Parent hereby represents and warrants to Agent that Parent’s current name and organizational status is as follows:

Name:                                                                                                                                                                                                           [                                                          ]

Type of organization:                                                                                                                          Corporation

State of organization:                                                                                                                          [                                      ]

Organization file number:

Parent hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B

SECURED TERM NOTE

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”).  PURSUANT TO TREASURY REGULATION SECTION 1.1275-3, FOR INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE, AND YIELD TO MATURITY, PLEASE CONTACT NABRIVA THERAPEUTICS PUBLIC LIMITED COMPANY, ATTENTION:  [INSERT NAME, ADDRESS, EMAIL] TELEPHONE:  [        ].

$[ ],000,000	Advance Date: , 20[ ]

Maturity Date: , 20[ ]

FOR VALUE RECEIVED, Nabriva Therapeutics Public Limited Company, a public limited company incorporated in Ireland under registration number 599588 and having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland (“Parent”) and Nabriva Therapeutics Ireland Designated Activity Company, a designated activity company incorporated in Ireland under registration number 612454 and having its registered office at Suite 510, Regus Dublin Airport, Skybridge House, Dublin Airport, Swords, County Dublin, Ireland (“Nabriva Ireland”; together with Parent, individually and collectively, jointly and severally, the “Borrower”) hereby promises to pay to Hercules Capital, Inc., a Maryland corporation or the registered holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the registered holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [  ] Million Dollars ($[  ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as set forth in Section 2.2(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated December 20, 2018, by and among Parent, Nabriva Ireland, Nabriva Therapeutics GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Republic of Austria, having its seat in Vienna and its registered address at Leberstraße 20, 1110 Vienna, and registered with the companies’ register (Firmenbuch) of the commercial court of Vienna (Handelsgericht Wien) under registration number 269261 y (“Nabriva Austria”), Nabriva Theraputics US, Inc., a Delaware corporation (“Nabriva US”), Zavante Therapeutics, Inc., a Delaware corporation (“Zavante”), and each of their Subsidiaries from time to time party thereto (together with Nabriva Austria, and Nabriva US, collectively referred to as the “Guarantors” and each, a “Guarantor”), Hercules Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.  Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of New York, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND
ON BEHALF OF ITS SUBSIDIARIES:	[	]

By:
Title:

EXHIBIT F

COMPLIANCE CERTIFICATE

[                , 20  ]

Hercules Capital, Inc. (as “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated December 20, 2018 and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among the lenders from time to time party thereto (collectively, the “Lender”), Hercules Capital, Inc., as agent for the Lender (the “Agent”), Nabriva Therapeutics Public Limited Company, a public limited company incorporated in Ireland under registration number 599588 and having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland (“Parent”), Nabriva Therapeutics Ireland Designated Activity Company, a designated activity company incorporated in Ireland under registration number 612454 and having its registered office at Suite 510, Regus Dublin Airport, Skybridge House, Dublin Airport, Swords, County Dublin, Ireland (“Nabriva Ireland”; together with Parent, individually and collectively, jointly and severally, the “Borrower”), Nabriva Therapeutics GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Republic of Austria, having its seat in Vienna and its registered address at Leberstraße 20, 1110 Vienna, and registered with the companies’ register (Firmenbuch) of the commercial court of Vienna (Handelsgericht Wien) under registration number 269261 y (“Nabriva Austria”), Nabriva Therapeutics US, Inc., a Delaware corporation (“Nabriva US”), and Zavante Therapeutics, Inc., a Delaware corporation (“Zavante”), and each of their Subsidiaries from time to time party thereto (together with Nabriva Austria, and Nabriva US, collectively referred to as the “Guarantors” and each, a “Guarantor”).  All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Parent, knowledgeable of all Loan Party financial matters, and is authorized to provide certification of information regarding the Loan Parties; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, the Loan Parties are in compliance for the period ending             of all covenants, conditions and terms therein and hereby reaffirms that all representations and warranties contained therein are true and correct in all material respects, other than as disclosed in this Compliance Certificate, on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties.  Attached are the required documents supporting the above certification.  The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	[**]	☐

Interim Financial Statements	[**]	☐

Audited Financial Statements	[**]	☐

Accounts Receivable and Accounts Payable (7.1(e))	[**]	☐

Projections (7.1(g))	[**]	☐

7.12(b) — Cash Management

(a) The amount of Unrestricted Cash in Ireland and the United States as of the date hereof: $

(b) outstanding Secured Obligations: $               multiplied by [**] = $

(c) all Cash (excluding amounts held in Excluded Accounts) of Parent and its consolidated Subsidiaries: $                   multiplied by [**] = $

(d) Is the amounts reported in clause (a) greater than or equal to either (b) or (c)? ☐ Yes; ☐ No

If No: not in compliance

7.21(a) — Minimum Cash

(a) The amount of Unrestricted Cash in the United States and Ireland as of the date hereof $

(b) The amount of the Loan Parties’ accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable $

(c) Clause (a) plus clause (b) is $

(d) Is the amount reported in clause (c) equal to or greater than $[**]? ☐ Yes; ☐ No

If No: not in compliance.

7.21(b) — Performance Covenant

(a) Has the Performance Covenant Trigger Date passed? ☐ Yes; ☐ No

If Yes:

(i) Trailing six month Net Product Revenue: $

(ii) [**]% of forecasted trailing six month Net Product Revenue in the Forecast: $

(iii) Is clause (i) greater than or equal to clause (ii)? ☐ Yes; ☐ No

If Yes: in compliance.

If No:

(iv) The amount of Unrestricted Cash as of the date of this Compliance Certificate: $

(v) [**]% of Eligible Accounts as of the date of this Compliance Certificate, if clause (iv) is equal to or greater than $[**] (zero if clause (iv) is less than $[**]): $

(vi) Clause (iv) plus clause (v) is: $

(vii) The amount of Advances plus the amount of accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable as of the date of this Compliance Certificate is: $

(viii) Is cause (vi) greater than or equal to clause (vii)? ☐ Yes; ☐ No

If No: not in compliance.

If Yes: in compliance.

Section 7.19 — Intellectual Property

(a) Has any Loan Party filed or obtained any new Patent, registered Trademark, or registered Copyright since the last reported period? ☐ Yes; ☐ No

If yes: Borrower shall supplement such intellectual property security agreements and or other documents as needed to maintain a first priority perfected security interest in favor of Agent within 90 days of the date hereof.

(b) Is any utilized Intellectual Property not registered in the current legal name of Nabriva Austria as the owner of such Intellectual Property in the registry in the United States, Ireland and Austria?  ☐ Yes (not in compliance); ☐ No (in compliance)

(c) Has Nabriva Austria filed corrective filings in the United States, Ireland or Austria to updated its name from Nabriva Therapeutics AG to Nabriva Therapeutics GmbH since the last reported period? ☐ Yes; ☐ No

If yes: Borrower shall supplement such intellectual property security agreements and or other documents as needed to maintain a first priority perfected security interest in favor of Agent within 90 days of the date hereof.

If yes: the IP Security Agreement, Debenture, and/or IP Security Agreement in relation to Nabriva Austria, as applicable, shall be supplemented within 90 days of the date hereof.

The undersigned hereby also confirms the below disclosed accounts represent all depository accounts and securities accounts presently open in the name of each Loan Party or and their Subsidiaries, as applicable.

	Depository AC #	Financial Institution	Account Type (Depository / Securities)	Last Month Ending Account Balance	Purpose of Account	New Account Since Last Reporting Period?
BORROWER Name/Address:
1
2
3
4
5
6
7

BORROWER SUBSIDIARY Name/Address
1
2
3
4
5
6
7

Very Truly Yours,

[ ],
on behalf of itself and its Subsidiaries

By:

Name:

Its:

Date Submitted:

EXHIBIT G

WARNING: THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY.  ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF THE REPUBLIC OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM THE REPUBLIC OF AUSTRIA.

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [          ], 20[  ], and is entered into by and between                  ., a             corporation (“Subsidiary”), and HERCULES CAPITAL, INC., a Maryland corporation (as “Agent”).

RECITALS

A.  Subsidiary’s Affiliates, Nabriva Therapeutics Public Limited Company, a public limited company incorporated in Ireland under registration number 599588 and having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland (“Parent”), Nabriva Therapeutics Ireland Designated Activity Company, a designated activity company incorporated in Ireland under registration number 612454 and having its registered office at Suite 510, Regus Dublin Airport, Skybridge House, Dublin Airport, Swords, County Dublin, Ireland (“Nabriva Ireland”; together with Parent, individually and collectively, jointly and severally, the “Borrower”), Nabriva Therapeutics GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Republic of Austria, having its seat in Vienna and its registered address at Leberstraße 20, 1110 Vienna, and registered with the companies’ register (Firmenbuch) of the commercial court of Vienna (Handelsgericht Wien) under registration number 269261 y (“Nabriva Austria”), Nabriva Theraputics US, Inc., a Delaware corporation (“Nabriva US”), Zavante Therapeutics, Inc., a Delaware corporation (“Zavante”), and each of their Subsidiaries (together with Nabriva Austria, and Nabriva US, collectively referred to as the “Guarantors” and each, a “Guarantor”) [has entered/desires to enter] into that certain Loan and Security Agreement dated December 20, 2018, with Borrower, the Guarantors, the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and the Agent, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B.  Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from the Loan Parties’ execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.              The recitals set forth above are incorporated into and made part of this Joinder Agreement.  Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.              By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and (save for a Subsidiary incorporated in Ireland) in good standing under the laws of [        ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other Loan Documents, (c) that if Subsidiary is covered by any Loan Party’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as the Loan Parties satisfy the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements.  To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other Loan Documents, those duties, responsibilities or obligations shall flow only to the Loan Parties and not to Subsidiary or any other Person or entity.  By way of example (and not an exclusive list): (i) Agent’s providing notice to any Loan Party in accordance with the Loan Agreement or as otherwise agreed among the Loan Parties, Agent and Lender shall be deemed provided such notice to Subsidiary; (ii) a Lender’s providing an Advance to Borrower shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.              Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.              Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, Examiner, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.              As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral and the Intellectual Property Collateral (as defined in the IP Security Agreement).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
email:

AGENT:

HERCULES CAPITAL, INC.

By:
Name:
Title:

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com
Telephone: [**]

SCHEDULE 1.1

COMMITMENTS

LENDER	TRANCHE	TERM COMMITMENT
Hercules Capital, Inc.	Tranche 1	$25,000,000
Hercules Capital, Inc.	Tranche 2	$10,000,000
Hercules Capital, Inc.	Tranche 3	$5,000,000
Hercules Capital, Inc.	Tranche 4	$10,000,000
Hercules Capital, Inc.	Tranche 5	$15,000,000
Hercules Capital, Inc.	Tranche 6	$5,000,000
Hercules Capital, Inc.	Tranche 7*	$5,000,000*
TOTAL COMMITMENTS		$70,000,000 ($75,000,000 if Tranche 7 fully available)*

*Funding of Tranche 7 is subject to approval by Lender’s investment committee in its sole discretion.